EXHIBIT (b)(7)

FINANCING AGREEMENT

Dated as of August 21, 2003

by and among

AHL SERVICES, INC.,

ARGENBRIGHT, INC.,

ARGENBRIGHT HOLDINGS LIMITED, and

SERVICEADVANTAGE CORPORATION

as Borrowers,

EACH SUBSIDIARY OF AHL SERVICES, INC. LISTED AS A

GUARANTOR ON THE SIGNATURE PAGES HERETO,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

and

ABLECO FINANCE LLC,

as Agent

i

ii

SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders’ Commitments
Schedule 1.01(B)	Add-backs to Adjusted EBITDA
Schedule 5.01(e)	Capitalization; Subsidiaries
Schedule 5.01(f)	Litigation; Commercial Tort Claims
Schedule 5.01(i)	ERISA
Schedule 5.01(o)	Real Property
Schedule 5.01(p)	Contingent Liabilities
Schedule 5.01(q)	Operating Lease Obligations
Schedule 5.01(r)	Environmental Matters
Schedule 5.01(s)	Insurance
Schedule 5.01(v)	Bank Accounts
Schedule 5.01(w)	Intellectual Property
Schedule 5.01(x)	Material Contracts
Schedule 5.01(aa)	Customers and Suppliers
Schedule 5.01(bb)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 5.01(cc)	Tradenames
Schedule 5.01(dd)	Collateral Locations
Schedule 6.01(n)	Subordinated Indebetedness
Schedule 6.02(a)	Existing Liens
Schedule 6.02(b)	Existing Indebtedness
Schedule 6.02(e)	Existing Investments
Schedule 6.02(j)	Transactions with Affiliates
Schedule 6.02(k)	Limitations on Dividends and Other Payment Restrictions

Exhibit A-1	Form of Guaranty
Exhibit A-2	Form of German Guaranty
Exhibit B	Form of Security Agreement
Exhibit C	Form of Pledge Agreement
Exhibit D	Form of Notice of Borrowing
Exhibit E-1	Form of Argenbright Subordination Agreement
Exhibit E-2	Form of CGW Subordination Agreement
Exhibit E-3	Form of Lien Intercreditor Agreement
Exhibit E-4	Form of German Lien Intercreditor Agreement
Exhibit F	Form of Opinion of Counsel
Exhibit G	Contribution Agreement
Exhibit H	Form of Assignment and Acceptance
Exhibit I	Form of Warrant
Exhibit J	Form of Intercompany Subordination Agreement
Exhibit K	Form of German Loan Party Certificate

iii

FINANCING AGREEMENT

Financing Agreement, dated as of August 21, 2003, by and among AHL Services, Inc., a Georgia corporation (the “Parent”), Argenbright, Inc., a Georgia corporation (“Argenbright”), Argenbright Holdings Limited, a Georgia corporation (“Argenbright Holdings”) and ServiceAdvantage Corporation, a Delaware corporation (“ServiceAdvantage” and together with the Parent, Argenbright and Argenbright Holdings, each a “Borrower” and collectively, the “Borrowers”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto (each a “Guarantor” and collectively, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and collectively, the “Lenders”), and Ableco Finance LLC, a Delaware limited liability company (“Ableco”), as agent for the Lenders (in such capacity, the “Agent”).

RECITALS

The Borrowers have asked the Lenders to extend credit to the Borrowers consisting of (a) a term loan A in the aggregate principal amount of $10,500,000 and (b) a term loan B in the aggregate principal amount of $30,000,000. The proceeds of the term loans shall be used to refinance existing indebtedness of the Borrowers, to restructure certain existing indebtedness of the Borrowers, to fund working capital in the ordinary course of business, and to pay fees and expenses related to this Agreement. The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Ableco” has the meaning specified therefor in the preamble hereto.

“Account Debtor” means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

“Account Receivable” means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

“Action” has the meaning specified therefor in Section 11.12.

“Adjusted Consolidated EBITDA” means, for any period, the Consolidated Net Income of the Parent and its Subsidiaries for such period, plus (i) without duplication, the sum of the following amounts of the Parent and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of the Parent for such period: (A) Consolidated Net Interest Expense, (B) income tax expense, (C) depreciation expense, (D) amortization expense, (E) payments made during such period and described in, and to the extent permitted by, clause (D) or (E) of Section 6.02(h) and (F) the amounts set forth on Schedule 1.01 hereto to the extent applicable to such period.

“Administrative Borrower” has the meaning specified therefor in Section 11.16.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall the Agent or any Lender be considered an “Affiliate” of any Loan Party.

“Agent” has the meaning specified therefor in the preamble hereto.

“Agent Advances” has the meaning specified therefor in Section 9.08(a).

“Agent’s Account” means an account at a bank designated by the Agent from time to time as the account into which the Loan Parties shall make all payments to the Agent for the benefit of the Agent and the Lenders under this Agreement and the other Loan Documents.

“Agreement” means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“AHL Europe Limited” means AHL Europe Limited, a corporation organized under the laws of the United Kingdom.

“Applicable Prepayment Premium” means, as of any date of determination in respect of the Term Loan B, an amount equal to (a) during the period of time from and after the date of the execution and delivery of this Agreement up to the date that is the first anniversary of the Effective Date, 5.0% times the principal amount of the Term Loan B prepaid during such period, (b) during the period of time from and including the date that is the first anniversary of the Effective Date up to the date that is the second anniversary of the Effective Date, 4.0% times the principal amount of the Term Loan B prepaid during such period, (c) during the period of time from and including the date that is the second anniversary of the Effective Date up to the date that is the third anniversary of the Effective Date, 3.0% times the principal amount of the Term Loan B prepaid during such period, and (d) during the period of time from and including the date that is the third anniversary of the Effective Date up to the date that is sixty (60) days prior to the Final Maturity Date, 2.0% times the principal amount of the Term Loan B prepaid during such period.

“Argenbright” has the meaning specified therefor in the preamble hereto.

“Argenbright Guaranty” has the meaning specified therefor in Section 6.02(h).

“Argenbright Holdings” has the meaning specified therefor in the preamble hereto.

“Argenbright Note” means the promissory note dated August 21, 2003 in the original principal amount of $5,000,000, made by the Parent in favor of Frank A. Argenbright, Jr., as the same may be amended, replaced, renewed or refinanced from time to time in accordance with Section 6.02(m) hereof.

“Argenbright Subordination Agreement” means the Subordination Agreement, in the form attached as Exhibit E-1 hereto, by and between Frank A. Argenbright, Jr., the Working Capital Agent and the Agent.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Agent, in accordance with Section 11.07 hereof and substantially in the form of Exhibit H hereto or such other form acceptable to the Agent.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, president or executive vice president of such Person (or the equivalent under jurisdictions other than the United States).

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

“Base Term Loan B Rate” has the meaning specified therefor in Section 2.04(b).

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required to close.

“Capital Expenditures” means, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (ii) to the extent not covered by clause (i) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person.

“Capital Guideline” means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) of any central bank or Governmental Authority (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by any Lender or any Person controlling any Lender or the manner in which any Lender or any Person controlling any Lender allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a “synthetic lease” (i.e. a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof for the relevant period determined in accordance with GAAP.

“Cash and Cash Equivalents” means all cash and any presently existing or hereafter arising deposit account balances, certificates of deposit or other financial instruments properly classified as cash equivalents under GAAP.

“CGW” means CGW Southeast Partners IV, L.P., a Delaware limited partnership.

“CGW Affiliated Entities” means CGW, CGW Southeast IV, L.L.C., a Delaware limited liability company, CGW, Inc., a Georgia corporation, and any investment funds managed by the same investment manager that manages CGW.

“CGW Bridge Facility” means the bridge loan in the original principal amount of $8,000,000 provided to the Parent by CGW on the Effective Date.

“CGW Consultant” has the meaning specified therefor in Section 6.02(h).

“CGW Investment” has the meaning specified therefor in Section 4.01(h).

“CGW Loan Documents” means (i) the Convertible Bridge Note, dated as of August 21, 2003 in the original principal amount of $8,000,000, made by the Parent in favor of CGW and (ii) all other agreements and other documents executed in connection with the CGW Bridge Facility, as the same may be amended, replaced, renewed or refinanced from time to time in accordance with Section 6.02(m) hereof.

“CGW Subordination Agreement” means the Subordination Agreement, in the form attached as Exhibit E-2 hereto, by and between CGW, the Working Capital Agent and the Agent.

“Change of Control” means each occurrence of any of the following:

(a) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than a Permitted Holder of beneficial ownership of more than 33% of the aggregate outstanding voting power of the Capital Stock of the Parent;

(b) the CGW Affiliated Entities shall cease to have beneficial ownership (as defined in Rule 13(d)-3 under the Exchange Act) of 51% of the aggregate voting power of the Capital Stock of the Parent, free and clear of all Liens (other than Permitted Liens).

(c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent was approved by a vote of at least a majority the directors of the Parent then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Parent;

(d) except as permitted by Section 6.02(c)(ii)(C), the Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting power of the Capital Stock of each other Loan Party, free and clear of all Liens (other than any Liens granted hereunder and Permitted Liens);

(e) (i) except to the extent permitted by Section 6.02(c), any Loan Party consolidates with or merges into another entity or conveys, transfers or leases all or substantially all of its property and assets to another Person, or (ii) any entity consolidates with or merges into any Loan Party in a transaction pursuant to which the outstanding voting Capital Stock of such Loan Party is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction described in this clause (ii) in which either (A) in the case of any such transaction involving the Parent, no person or group (within the meaning of Section 13(d)(3) of the Exchange Act) other than a Permitted Holder has, directly or indirectly, acquired beneficial ownership of more than 33% of the aggregate outstanding voting Capital Stock of the Parent or (B) in the case of any such transaction involving a Loan Party other than the Parent, the Parent has beneficial ownership of 100% of the aggregate voting power of all Capital Stock of the resulting, surviving or transferee entity;

(f) A. Clayton Perfall shall cease to be involved in the day to day operations and management of the business of the Parent, and a successor reasonably acceptable to the Agent and the Lenders is not appointed on terms reasonably acceptable to the Agent and the Lenders within 120 days of such cessation of involvement; or

(g) a “Sale” as defined and described in the Argenbright Note.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted by such Person as security for all or any part of the Obligations.

“Commitments” means, with respect to each Lender, such Lender’s Term Loan A Commitment and Term Loan B Commitment.

“Common Stock” means the Common Stock of the Parent, $0.01 par value.

“Common Stock Warrants” has the meaning specified therefor in Section 12.01.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (i) any extraordinary or non-recurring gains or losses or gains or losses from Dispositions, (ii) any extraordinary or non-recurring charges relating to the Merger, (iii) effects of discontinued operations and (iv) interest income.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less (i) the sum of (A) interest income for such period and (B) gains for such period on Hedging Agreements (to the extent not included in interest income and to the extent not deducted in the calculation of gross interest expense), plus (ii) the sum of (A) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (B) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the ”primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contribution Agreement” means the Contribution Agreement, dated as of the Effective Date, duly executed by each Borrower, substantially in the form of Exhibit G.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of Inventory in the ordinary course of business on ordinary business terms.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Loan Parties” means the Loan Parties that are organized under the laws of the United States.

“Effective Date” has the meaning specified therefor in Section 4.01.

“Employee Plan” means an employee benefit plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained, contributed to or required to be contributed to (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or with respect to ERISA Affiliates, such a plan maintained, contributed to or required to be contributed to by an ERISA Affiliate.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment (or any applicable legislation under a jurisdiction outside the United States).

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

“Event of Default” means any of the events set forth in Section 8.01.

“Excess Cash Flow” means, with respect to any Person for any period, (i) Consolidated Net Income of such Person and its Subsidiaries for such period, plus (ii) without duplication, the sum of all non-cash items of such Person and its Subsidiaries deducted in determining Consolidated Net Income for such period, minus (iii) any cash payments made after the Effective Date to the extent such payment was expensed in a period prior to the Effective Date and related to either a restructuring or empty property charge, minus (iv) the sum of (A) all non-cash items of such Person and its Subsidiaries added to the calculation of Consolidated Net Income for such period, (B) all scheduled and any other cash principal payments on the Loans and the Working Capital Loans made during such period (but, in the case of the Working Capital Loans, only to the extent that the Revolving Loan Commitment (as defined in the Working Capital Credit Agreement) is permanently reduced by the amount of such payments), and all scheduled and other principal payments on other Indebtedness of such Person or any of its Subsidiaries during such period to the extent such other Indebtedness is permitted to be incurred, and such payments are permitted to be made, under this Agreement, and (C) the cash portion of Capital Expenditures made by such Person and its Subsidiaries during such period to the extent permitted to be made under this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Facility” means the financing facility provided to the Borrowers and certain of the Guarantors pursuant to the Third Amended and Restated Credit Agreement, dated as of April 12, 2002, by the Existing Lenders, and Wachovia Bank, National Association, as administrative agent for the Existing Lenders.

“Existing Lenders” means the lenders party to the Existing Credit Facility.

“Extraordinary Receipts” means any cash received by the Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(iv)or (v) hereof), including, without limitation, (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments and (vii) any purchase price adjustment received in connection with any purchase agreement.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means that certain fee letter, dated as of even date herewith, between Borrowers and the Agent, in form and substance satisfactory to the Agent.

“Final Maturity Date” means August 21, 2007, or such earlier date on which any Loan shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

“Financial Statements” means (i) the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended December 31, 2002, and the related consolidated statement of operations, shareholders’ equity and cash flows for the Fiscal Year then ended, and (ii) the unaudited consolidated balance sheet of the Parent and its Subsidiaries for the three months ended March 30, 2003, and the related consolidated statement of operations, shareholder’s equity and cash flows for the three months then ended.

“Fiscal Year” means, (i) with respect to the Parent and its domestic Subsidiaries, the fiscal year ending on the last Friday in December of each calendar year and (ii) with respect to the foreign Subsidiaries, the fiscal year ending on December 31 of each calendar year.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (i) Adjusted Consolidated EBITDA for such period, to (ii) the sum of (A) all principal of Indebtedness of the Parent and its Subsidiaries scheduled to be paid or prepaid during such period to the extent there is not an equivalent permanent reduction in the commitments thereunder other than principal payments or prepayments of the Indebtedness evidenced by the CGW Loan Documents and the Argenbright Note, in each case made pursuant to Section 6.02(m), plus (B) Consolidated Net Interest Expense of the Parent and its Subsidiaries for such period, plus (C) income taxes paid or payable by the Parent and its Subsidiaries during such period, plus (D) cash dividends or distributions paid by the Parent and its Subsidiaries (other than, in the case of any Loan Party, dividends or distributions paid by such Loan Party to any other Loan Party) during such period, plus (E) Capital Expenditures made by the Parent and its Subsidiaries during such period.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, provided that for the purpose of Section 6.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof and consistent with those used in the preparation of the Financial Statements, provided, further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 6.03 hereof, the Agent and the Administrative Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrowers after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 6.03 hereof shall be calculated as if no such change in GAAP has occurred.

“German Credit Agreement” means a factoring agreement or loan agreement entered into by and between the German W/C Lenders and the German Loan Parties after the Effective Date, as the same may be amended, replaced, renewed or refinanced from time to time in accordance with Section 6.02(m) hereof.

“German Guaranty” means each guaranty, substantially in the form of Exhibit A-2, made by any German Loan Party, in favor of the Agent and the Lenders.

“German Lien Intercreditor Agreement” means the Intercreditor Agreement, in form and substance satisfactory to the Agent, by and between the German W/C Lenders and the Agent and the Lenders, which shall be executed in connection with the consummation of the German W/C Facility.

“German Loan Party” means each German Subsidiary that is a Loan Party.

“German Loan Party Certificate” means a certificate by a German Loan Party, substantially in the form of Exhibit K hereto.

“German Security Documents” means the documents governed by German law under which various Loan Parties grant security to, inter alia, the Lenders, in each case as the same may be amended, replaced, renewed.

“German Subsidiaries” means each Subsidiary of the Parent organized under the laws of the Federal Republic of Germany.

“German W/C Documents” means (i) German Credit Agreement, and (ii) German Security Documents, and (iii) all other agreements and other documents executed in connection with the German W/C Facility, in each case as the same may be amended, replaced, renewed or refinanced from time to time in accordance with Section 6.02(m) hereof.

“German W/C Facility” means the working capital loan or factoring facility that may be provided to one or more of the German Subsidiaries by the German W/C Lenders.

“German W/C Lenders” means the lenders or factors who provide the German W/C Facility to the German Loan Parties.

“Governmental Authority” means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Gross Availability” means, at any time, the aggregate amount of the Working Capital Revolving Loans and letter of credit accommodations available to the Borrowers from Working Capital Lenders based on the applicable percentage (as in effect on the date hereof) of Eligible Accounts and Eligible Unbilled Accounts (as such terms are defined in the Working Capital Credit Agreement as in effect on the date hereof) set forth in the definition of Working Capital Borrowing Base (determined (i) after giving effect to any reserves from time to time established by the Working Capital Agent pursuant to the terms of the Working Capital Credit Agreement as such agreement is in effect on the date hereof or otherwise established by the Working Capital Agent and (ii) without regard to any Working Capital Revolving Loans or letter of credit accommodations then outstanding), and, accordingly, the term “Gross Availability” is used herein to mean the aggregate amount of Working Capital Revolving Loans and letter of credit accommodations available without any reduction for the amount of Working Capital Revolving Loans or letter of credit accommodations outstanding.

“Guarantor” means (i) each Subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto, and (ii) each other Person which guarantees, pursuant to Section 6.01(b) or otherwise, all or any part of the Obligations.

“Guaranty” means (i) each guaranty substantially in the form of Exhibit A-1, made by any other Guarantor in favor of the Agent for the benefit of the Lenders pursuant to Section 6.01(b) or otherwise, and (ii) each German Guaranty.

“Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Highest Lawful Rate” means, with respect to the Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to the Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Huevos” means Huevos Holdings, Inc., a Georgia corporation and wholly-owned subsidiary of CGW.

“Indebtedness” means, with respect to any Person, as of any date of determination, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business and not outstanding for more than 90 days after the date such payable was created); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all Contingent Obligations; and (ix) all obligations referred to in clauses (i) through (viii) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer.

“Indemnified Matters” has the meaning specified therefor in Section 11.15.

“Indemnitees” has the meaning specified therefor in Section 11.15.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means an Intercompany Subordination Agreement made by each Borrower in favor of the Agent for the benefit of the Lenders, in the form attached as Exhibit J.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Inventory” means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.

“Lease” means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

“Lender” has the meaning specified therefor in the preamble hereto.

“Liabilities” has the meaning specified therefor in Section 2.07.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Lien Intercreditor Agreement” means the Intercreditor Agreement, in the form attached as Exhibit E-3 hereto, by and between the Agent, on the one hand, and the Working Capital Agent, on the other hand.

“Loan” means the Term Loan A or the Term Loan B made by the Lenders to the Borrowers pursuant to ARTICLE II hereof.

“Loan Account” means an account maintained hereunder by the Agent on its books of account at the Payment Office and, with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.

“Loan Document” means this Agreement, any Guaranty, any Security Agreement, any Pledge Agreement, the German Security Documents, any UCC Filing Authorization Letter, the Fee Letter, the Lien Intercreditor Agreement, the Argenbright Subordination Agreement, the CGW Subordination Agreement, the German Lien Intercreditor Agreement, the Contribution Agreement, the Intercompany Subordination Agreement and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

“Loan Party” means any Borrower and any Guarantor.

“Material Adverse Effect” means a material adverse effect on any of (i) the operations, business, assets, properties, condition (financial or otherwise), performance, liabilities or prospects of (x) the Loan Parties organized in the United States taken as a whole or (y) the German Loan Parties taken as a whole, (ii) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of the Agent or any Lender under any Loan Document, or (v) the validity, perfection or priority of a Lien in favor of the Agent for the benefit of the Lenders on any of the Collateral.

“Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $1,000,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium) and (ii) each other contract or agreement which, if terminated prior to its scheduled termination date, could reasonably be expected to have a Material Adverse Effect.

“Merger” means the going private, cash merger of Huevos with and into the Parent, with the Parent as the surviving corporation, pursuant to the Merger Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of March 28, 2003, by and among Huevos, the Parent, Frank A. Argenbright, Jr., Kathleen B. Argenbright, Argenbright Partners L.P., Francis A. Argenbright, Jr. Charitable Remainder Trust, A. Clayton Perfall and Caledonia Investments PLC, as in effect on the date hereof.

“Merrill Lynch” shall mean Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

“Net Availability” means, at any time, the aggregate amount of the Working Capital Revolving Loans and letter of credit accommodations available to Borrowers from Working Capital Lenders based on the applicable percentage (as in effect on the date hereof) of Eligible Accounts and Eligible Unbilled Accounts (as such terms are defined in the Working Capital Credit Agreement as in effect on the date hereof) set forth in the definition of Working Capital Borrowing Base after giving effect to any reserves from time to time established by the Working Capital Agent pursuant to the terms of the Working Capital Credit Agreement as such agreement is in effect on the date hereof or otherwise established by the Working Capital Agent.

“Net Cash Proceeds” means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only (A) the amount of any Indebtedness secured by any Lien permitted by Section 6.02(a) on any asset (other than Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such Disposition (other than Indebtedness under this Agreement), (B) reasonable fees and expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (C) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (D) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable fees and expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid by such Person or such Subsidiary in connection therewith and (C) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause (i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“Obligations” means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agent and the Lenders, under or in connection with the Loan Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 8.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation

(irrespective of whether a claim therefore is allowed in an Insolvency Proceeding) to pay principal, interest (including the Term Loan A PIK Amount and the Term Loan B PIK Amount), charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that the Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

“Operating Lease Obligations” means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

“Other Taxes” has the meaning specified therefor in Section 2.08(a).

“Parent” has the meaning specified therefor in the preamble hereto.

“Participant Register” has the meaning specified therefor in Section 11.07(b)(v).

“Payment Office” means the Agent’s office located at 450 Park Avenue, 28th Floor, New York, New York 10022, or at such other office or offices of the Agent as may be designated in writing from time to time by the Agent to the Administrative Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Holder” means CGW and the CGW Affiliated Entities.

“Permitted Indebtedness” means:

(a) any Indebtedness owing to the Agent and any Lender under this Agreement and the other Loan Documents;

(b) any other Indebtedness listed on Schedule 6.02(b), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification;

(c) Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 6.02(g), which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $350,000 at any time outstanding;

(d) Indebtedness permitted by clause (e) of the definition of “Permitted Lien”;

(e) Indebtedness permitted under Section 6.02(e);

(f) Indebtedness evidenced by the Argenbright Note, in the principal amount not to exceed $5,000,000, provided that Frank A. Argenbright, Jr. and the Parent execute and deliver to the Agent the Argenbright Subordination Agreement;

(g) Indebtedness under the CGW Bridge Facility, provided that CGW and the Parent execute and deliver to the Agent the CGW Subordination Agreement;

(h) Subordinated Indebtedness;

(i) the Working Capital Indebtedness in an aggregate principal amount not to exceed the aggregate outstanding principal amount of the Working Capital Revolving Loans and letter of credit accommodations made or issued pursuant to the Working Capital Credit Agreement equal to the lesser of (i) $20,000,000 and (ii) 110% of Gross Availability, provided that, the Working Capital Agent and the Loan Parties shall have executed and delivered to the Agent the Lien Intercreditor Agreement;

(j) the Indebtedness incurred under the German W/C Facility in an aggregate principal amount not to exceed Euros 7,500,000, provided that, (i) the Liens securing such Indebtedness shall be limited to the Accounts Receivable of the German Subsidiaries and identifiable proceeds thereof, (ii) the terms and conditions of the German W/C Documents shall be reasonably acceptable to the Agent, (iii) the German W/C Lenders and the German Loan Parties shall have executed and delivered to the Agent the German Lien Intercreditor Agreement, and (iv) not less than $3,000,000 of the proceeds of the initial extension of credit under the German W/C Facility shall be used to prepay the principal of the Term Loan A;

(k) prior to the Merger, the Securicor Notes; and

(l) unsecured Indebtedness not otherwise permitted by clauses (a) through (k) of this definition in an aggregate amount not to exceed $500,000 at any time outstanding.

“Permitted Investments” means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody’s or A-1 by Standard & Poor’s; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof; (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; (vi) tax exempt securities rated A or better by Moody’s or A+ or better by Standard & Poor’s; (vii) the note receivable of the Parent in the amount of $5,000,000, payable by Frank A. Argenbright, Jr., evidencing the loan in the principal amount of $5,000,000 made by the Parent to Frank A.

Argenbright on the Effective Date; (viii) notes receivable from employees, officers or directors of the Borrowers or the Guarantors that are executed in connection with any stock incentive plan; and (ix) investments not otherwise permitted by clauses (i) through (viii) of this definition in an amount not to exceed $100,000 at any time outstanding.

“Permitted Liens” means:

(a) Liens securing the Obligations;

(b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 6.01(c);

(c) Liens imposed by law, such as carriers’, landlord’s, warehousemen’s, mechanics’, materialmen’s and other similar Liens arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d) Liens described on Schedule 6.02(a), but not the extension of coverage thereof to other property or the extension of maturity or the increase of the amount of Indebtedness secured thereby, or any other modification of the terms thereof which are less favorable to the Loan Parties and the Lenders than the Indebtedness being modified;

(e) (i) purchase money Liens on equipment or other fixed assets acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or fixed assets or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or fixed assets or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries and (B) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $250,000;

(f) deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on attachments, judgments, surety or appeal bonds or other similar bonds, but only to the extent such deposits or pledges are incurred or otherwise arise in the ordinary course of business and secure obligations not past due;

(g) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(h) Liens securing Indebtedness permitted by subsection (c) of the definition of Permitted Indebtedness;

(i) the Liens on the assets of the Loan Parties (other than any Loan Parties organized outside of the United States) granted under the Working Capital Loan Documents to secure the Working Capital Indebtedness, provided that, the Working Capital Agent and the Loan Parties shall have executed and delivered to the Agent the Lien Intercreditor Agreement; and

(j) the Liens on Accounts Receivable and identifiable proceeds thereof of the German Loan Parties granted under the German W/C Documents to secure the Indebtedness incurred under the German W/C Facility, provided that, (i) the German W/C Lenders and the German Loan Parties shall have executed and delivered to the Agent the German Lien Intercreditor Agreement and (ii) not less than $3,000,000 of the proceeds of the initial extension of credit under the German W/C Facility shall be used to prepay the principal of the Term Loan A.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Plan” means any Employee Plan or Multiemployer Plan.

“Pledge Agreement” means a Pledge and Security Agreement made by a Loan Party in favor of the Agent for the benefit of the Lenders, substantially in the form of Exhibit C, securing the Obligations and delivered to the Agent.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.0%, or, if a rate of interest is not otherwise in effect, the greater of (i) the Reference Rate plus 12.875% and (ii) 17.125%.

“Preferred Series A Stock” means the Preferred Series A Stock of the Parent, no par value.

“Preferred Series A Warrants” has the meaning specified therefor in Section 12.01.

“Preferred Series B Stock” means the Preferred Series B Stock of the Parent, no par value.

“Preferred Series B Warrants” has the meaning specified therefor in Section 12.01.

“Preferred Warrants” has the meaning specified therefor in Section 12.01.

“Pro Rata Share” means:

(a) with respect to a Lender’s obligation to make the Term Loan A and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan A Commitment, by (ii) the Total Term Loan A Commitment,

provided that if the Total Term Loan A Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan A and the denominator shall be the aggregate unpaid principal amount of the Term Loan A,

(b) with respect to a Lender’s obligation to make the Term Loan B and receive payments of interest, fees, and principal with respect thereto, the percentage obtained by dividing (i) such Lender’s Term Loan B Commitment, by (ii) the Total Term Loan B Commitment, provided that if the Total Term Loan B Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s portion of the Term Loan B and the denominator shall be the aggregate unpaid principal amount of the Term Loan B, and

(c) with respect to all other matters (including, without limitation, the indemnification obligations arising under Section 9.05), the percentage obtained by dividing (i) the sum of the unpaid principal amount of such Lender’s portion of the Term Loan A and the unpaid principal amount of such Lender’s portion of the Term Loan B, by (ii) the sum of the aggregate unpaid principal amount of the Term Loan A and the aggregate unpaid principal amount of the Term Loan B.

“Rating Agencies” has the meaning specified therefor in Section 2.07.

“Reference Bank” means JPMorgan Chase Bank, its successors or any other commercial bank designated by the Agent to the Administrative Borrower from time to time.

“Reference Rate” means the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate. The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers. Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

“Register” has the meaning specified therefor in Section 11.07(b)(ii).

“Registered Loan” has the meaning specified therefor in Section 11.07(b)(ii).

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. § 9601.

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

“Required Lenders” means Lenders whose Pro Rata Shares of the Term Loans aggregate at least 51%; provided, however, that so long as (i) the initial Term Loan A Lenders hold more than 51% of the Pro Rata Shares of the Term Loans and (ii) Golub Associates, L.L.C. holds more than 35% of the aggregate principal of the Term Loan B, Required Lenders shall include Golub Associates, L.L.C.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

“Securicor” means Securicor plc, a company organized under the laws of England and Wales.

“Securicor Notes” means the promissory notes, in an aggregate principal amount of $13,000,000, made by the Parent in favor of Securicor.

“Securities Act” means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 2.07.

“Securitization Parties” has the meaning specified therefor in Section 2.07.

“Security Agreement” means a Security Agreement made by a Loan Party in favor of the Agent for the benefit of the Lenders, substantially in the form of Exhibit B, securing the Obligations and delivered to the Agent.

“Senior Leverage Ratio” means, at any time, the ratio of (i) total senior secured Indebtedness of the Parent and its Subsidiaries (including the Loans and the Working Capital Indebtedness) at such time to (ii) the trailing twelve month Adjusted Consolidated EBITDA for the most recently ended twelve month period.

“ServiceAdvantage” has the meaning specified therefor in the preamble hereto.

“Shareholders Agreement” means a shareholders agreement by and among the Parent, the shareholders of the Parent and the Warrant Holder, in form and substance satisfactory to the Warrant Holder.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Standard & Poor’s” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Subordinated Indebtedness” means Indebtedness of any Loan Party the terms of which are satisfactory to the Agent and the Required Lenders and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (i) by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Agent and the Required Lenders, or (ii) otherwise on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Agent and the Required Lenders.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Taxes” has the meaning specified therefor in Section 2.08(a).

“Term Loan A” means, collectively, the loans made by the Term Loan A Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a)(i).

“Term Loan A Amount” means, at any time, an amount equal to the least of:

(a) $10,500,000,

(b) the previous thirty (30) days’ collections from the Accounts Receivable of the German Subsidiaries,

(c) one and one-half (1.5) times the trailing twelve months’ Adjusted EBITDA of the German Subsidiaries at the end of the immediately preceding month, and

(d) the total sales of the German Subsidiaries for the immediately preceding month.

“Term Loan A Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loan A to the Borrowers in the Term Loan A Amount, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Term Loan A Lender” means a Lender with a Term Loan A Commitment.

“Term Loan A Obligations” means any Obligations with respect to the Term Loan A (including without limitation, the principal thereof, the interest thereon (including the Term Loan A PIK Amount), and the fees and expenses specifically related thereto).

“Term Loan A PIK Amount” means, as of any date of determination, the amount of all interest accrued with respect to the Term Loan A that has been paid-in-kind by being added to the principal balance of the Term Loan A in accordance with Section 2.04(a).

“Term Loan B” means, collectively, the loans made by the Term Loan B Lenders to the Borrowers on the Effective Date pursuant to Section 2.01(a)(ii).

“Term Loan B Commitment” means, with respect to each Lender, the commitment of such Lender to make the Term Loan B to the Borrowers in the amount set forth in Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Term Loan B Lender” means a Lender with a Term Loan B Commitment.

“Term Loan B Obligations” means any Obligations with respect to the Term Loan B (including without limitation, the principal thereof, the interest thereon (including the Term Loan B PIK Amount), and the fees and expenses specifically related thereto).

“Term Loan B PIK Amount” means, as of any date of determination, the amount of all interest accrued with respect to the Term Loan B that has been paid-in-kind by being added to the principal balance of the Term Loan B in accordance with Section 2.04(b).

“Term Loans” means the Term Loan A and the Term Loan B.

“Termination Event” means: (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Loan Party to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

“Total Commitment” means the sum of the Total Term Loan A Commitment and the Total Term Loan B Commitment.

“Total Term Loan A Commitment” means the sum of the amounts of the Lenders’ Term Loan A Commitments.

“Total Term Loan B Commitment” means the sum of the amounts of the Lenders’ Term Loan B Commitments.

“UCC Filing Authorization Letter” means a letter duly executed by each Loan Party authorizing the Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Pledge Agreement.

“UK Loan Party” means AHL Europe, Ltd., a corporation formed under the laws of the United Kingdom.

“Uniform Commercial Code” has the meaning specified therefor in Section 1.03.

“WARN” has the meaning specified therefor in Section 5.01(z).

“Warrants” has the meaning assigned to such term in Section 12.01.

“Warrant Holder” has the meaning assigned to such term in the Shareholders Agreement.

“Warrant Shares” has the meaning assigned to such term in the Warrants.

“Working Capital Agent” means Merrill Lynch in its capacity as agent for the Working Capital Lenders.

“Working Capital Borrowing Base” means the “Borrowing Base” (as such term, together with the definitions used in such term, are defined in the Working Capital Credit Agreement as in effect on the date hereof).

“Working Capital Credit Agreement” means the Credit Agreement, dated as of the date hereof, among the Borrowers, the other credit parties thereto, the lenders from time to time signatory thereto, and the Working Capital Agent, as the same may be amended, replaced, renewed or refinanced from time to time in accordance with Section 6.02(m) hereof.

“Working Capital Indebtedness” means the Indebtedness of the Borrowers owing to the Working Capital Lenders under the Working Capital Credit Agreement.

“Working Capital Lenders” means the lenders party to the Working Capital Credit Agreement.

“Working Capital Loans” shall mean (a) the Working Capital Revolving Loans and (b) the letter of credit accommodations made by the Working Capital Lenders in accordance with the terms of the Working Capital Credit Agreement as in effect on the date hereof.

“Working Capital Loan Documents” means collectively, (i) the Working Capital Credit Agreement, and (ii) all other agreements, instruments, and other documents executed and delivered pursuant to the foregoing, as the same may be amended, replaced, renewed or refinanced from time to time in accordance with Section 6.02(m) hereof.

“Working Capital Revolving Loans” means the “Revolving Loans” (as defined in the Working Capital Credit Agreement as in effect on the date hereof).

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Agreement to “determination” by the Agent include good faith estimates by the Agent (in the case of quantitative determinations) and good faith beliefs by the Agent (in the case of qualitative determinations).

Section 1.03 Accounting and Other Terms . Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. All terms used in this Agreement which are defined in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Uniform Commercial Code”)

and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Agent may otherwise determine.

Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, however, that with respect to a computation of fees or interest payable to the Agent or any Lender, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth:

(i) each Term Loan A Lender severally agrees to make the Term Loan A to the Borrowers on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s Term Loan A Commitment; and

(ii) each Term Loan B Lender severally agrees to make the Term Loan B to the Borrowers on the Effective Date, in an aggregate principal amount not to exceed the amount of such Lender’s Term Loan B Commitment.

(b) Notwithstanding the foregoing:

(i) The aggregate principal amount of the Term Loan A made on the Effective Date shall not exceed the Total Term Loan A Commitment. Any principal amount of the Term Loan A which is repaid or prepaid may not be reborrowed.

(ii) The aggregate principal amount of the Term Loan B made on the Effective Date shall not exceed the Total Term Loan B Commitment. Any principal amount of the Term Loan B which is repaid or prepaid may not be reborrowed.

Section 2.02 Making the Loans. (a) The Administrative Borrower shall give the Agent prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit D hereto (a “Notice of Borrowing”)), not later than 12:00 noon (New York City time) on the date which is one (1) Business Day prior to the date of the proposed Loan (or such shorter period as the Agent is willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the borrowing date of the proposed Loan). Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Loan and (ii) the proposed borrowing date, which must be a Business Day and must be the Effective Date. The Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Agent in good faith to be from the Administrative Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Administrative Borrower to the Agent). Each Borrower hereby waives the right to dispute the Agent’s record of the terms of any such telephonic Notice of Borrowing. The Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Loan on behalf of the Borrowers until the Agent receives written notice to the contrary. The Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b) Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrowers shall be bound to make the borrowings in accordance therewith.

(c) All Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Term Loan A Commitment and the Total Term Loan B Commitment, as the case may be, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

Section 2.03 Repayment of Loans; Evidence of Debt . (a) The outstanding principal of the Term Loan A (including the Term Loan A PIK Amount) shall be due and payable on the Final Maturity Date.

(b) The outstanding principal of the Term Loan B shall be repayable in consecutive quarterly installments, on the first day of each January, April, July and October commencing on April 1, 2004 and ending on the Final Maturity Date, consisting of (i) fourteen (14) installments, each in an amount equal to $500,000, followed by (ii) one (1) installment, in the amount equal to $23,000,000; provided, however, that the last such installment shall be in the amount necessary to repay in full the unpaid principal amount of the Term Loan B (including the Term Loan B PIK Amount).

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Agent and reasonably acceptable to the Administrative Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04 Interest. (a) Term Loan A. The Term Loan A shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan A until such principal amount becomes due, at a rate per annum equal to the greater of (i) the Reference Rate plus 4.0% and (ii) 8.25%; provided that, unless an election is made by the Administrative Borrower to pay an entire interest payment in cash not less than 5 Business Days prior to the due date of such interest payment, a portion of such interest payment equal to 2% per annum shall be paid-in-kind by being added to the outstanding principal amount of the Term Loan A. For purposes of this Agreement and the other Loan Documents, the amounts so capitalized hereunder shall bear interest in accordance with this Section 2.04(a) as though such amounts constituted a Term Loan A made by the Lenders hereunder.

(b) Term Loan B. The Term Loan B shall bear interest on the principal amount thereof from time to time outstanding, from the date of the Term Loan B until such principal amount becomes due, at a rate per annum equal to the greater of (i) the Reference Rate plus 8.875% and (ii) 13.125% (the “Base Term Loan B Rate”); provided that (A) if either (x) the Senior Leverage Ratio on December 31, 2004 exceeds 2.5 to 1.0 or (y) the Senior Leverage Ratio on December 31, 2005 exceeds 2.0 to 1, commencing on January 1, 2005 in the case of clause (x) above and January 1, 2006 in the case of clause (y) above, the Base Term Loan B Rate shall be increased by 2% and (B) unless an election is made by the Administrative Borrower to pay an entire interest payment in cash not less than 5 Business Days prior to the due date of such interest payment, that portion of such interest payment in excess of the greater of (x) the Reference Rate plus 5.625% and (y) 9.875% shall be paid-in-kind by being added to the outstanding principal amount of the Term Loan B. For purposes of this Agreement and the other Loan Documents, the amounts so capitalized hereunder shall bear interest in accordance with this Section 2.04(b) as though such amounts constituted a Term Loan B made by the Lenders hereunder.

(c) Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

(d) Interest Payment. Interest on each Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. Each Borrower hereby authorizes the Agent to, and the Agent may, from time to time, charge the Loan Account pursuant to Section 3.02 with the amount of any interest payment due hereunder.

(e) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05 Reduction of Commitment; Prepayment of Loans.

(a) Reduction of Commitments.

(i) Term Loan A. The Total Term Loan A Commitment shall terminate at 5:00 p.m. (New York City time) on the Effective Date.

(ii) Term Loan B. The Total Term Loan B Commitment shall terminate at 5:00 p.m. (New York City time) on the Effective Date.

(b) Optional Prepayment.

(i) Term Loan A. The Borrowers may, upon at least five (5) Business Days’ prior written notice to the Agent, prepay without penalty or premium the principal of the Term Loan A, in whole or in part. Each prepayment made pursuant to this Section 2.05(b)(i) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid.

(ii) Term Loan B. The Borrowers may, upon at least five (5) Business Days’ prior written notice to the Agent, prepay the principal of the Term Loan B, in whole or in part, provided that (A) the prepayment of the Term Loan B at any time prior to the Final Maturity Date (other than a prepayment resulting from an event or circumstance that is involuntary or not caused by any act or omission of the Borrowers or the Guarantors) shall be subject to the payment of the Applicable Prepayment Premium and (B) the Applicable Prepayment Premium shall not be due or payable in respect of (x) prepayments of up to $15,000,000 that are made with the proceeds of the sale or other disposition of the stock or assets of the German Subsidiaries, (y) any amounts paid in accordance with Section 2.03(b) or Section 2.05(c)(iii) hereof, or (z) any payments made within 60 days prior to the Final Maturity Date. Each prepayment made pursuant to this clause (b)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan B in the inverse order of maturity.

(c) Mandatory Prepayment.

(i) The Borrowers will immediately prepay the Term Loan A at any time when the aggregate principal amount of the Term Loan A exceeds the Term Loan A

Amount to the full extent of any such excess. On each day that the Term Loan A is outstanding, the Borrowers shall hereby be deemed to represent and warrant to the Agent and the Lenders that the amount of the Term Loan A as of such day does not exceed the Term Loan A Amount.

(ii) The Borrowers will immediately prepay all Obligations in the event that the Working Capital Credit Agreement entered into on the Effective Date is terminated for any reason and both (A) the Working Capital Credit Agreement is not replaced with another working capital credit agreement, the terms and conditions of which are no less favorable to the Borrowers and the Lenders than the Working Capital Credit Agreement entered into on the Effective Date and (B) the lender or lenders party to such new working capital credit facility are not reasonably acceptable to the Lenders.

(iii) Within ten (10) days of delivery to the Agent and the Lenders of audited annual financial statements pursuant to Section 6.01(a)(ii), commencing with the delivery to the Agent and the Lenders of the financial statements for the Fiscal Year ending in December, 2003 or, if such financial statements are not delivered to the Agent and the Lenders on the date such statements are required to be delivered pursuant to Section 6.01(a)(ii), ten (10) days after the date such statements are required to be delivered to the Agent and the Lenders pursuant to Section 6.01(a)(ii), the Borrowers shall make a prepayment to the Working Capital Revolving Loans and/or the Term Loans in accordance with Section 2.05(d) hereof in an amount equal to 50% of the Excess Cash Flow of the Parent and its Subsidiaries for such Fiscal Year or in the case of the Fiscal Year ending in December, 2003, the portion of such Fiscal Year commencing on the Effective Date and ending on the last day of such Fiscal Year.

(iv) Immediately upon any Disposition by any Loan Party or its Subsidiaries pursuant to Section 6.02(c)(ii) (other than any Disposition permitted by Section 6.02(c)(ii)(C)), the Borrowers shall make a prepayment to the Working Capital Revolving Loans and/or the Term Loans in accordance with, and to the extent required by, Section 2.05(d) hereof in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition. Nothing contained in this subsection (iv) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 6.02(c)(ii).

(v) Upon (A) the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), or (B) the sale or issuance by any Loan Party or any of its Subsidiaries of any shares of its Capital Stock (other than any sale of Capital Stock permitted by Section 6.02(c)(ii)(C)), the Borrowers shall make a prepayment to the Working Capital Revolving Loans and/or the Term Loans in accordance with Section 2.05(d) hereof in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this subsection (v) shall not be deemed to be implied consent to any such issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

(vi) Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall make a prepayment to the Working Capital Revolving Loans and/or the Term Loans in accordance with Section 2.05(d)

hereof in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(vii) Notwithstanding the foregoing, in connection with a Disposition under Section 2.05(c)(iv) (other than any Disposition permitted by Section 6.02(c)(ii)(C)) or receipt of insurance proceeds pursuant to Section 2.05(c)(vi), up to $1,000,000, in the aggregate in any twelve-month period of the Net Cash Proceeds from such Disposition and Extraordinary Receipts from such insurance proceeds, as the case may be, received by any Loan Party in connection therewith shall not be required to be applied to the prepayment of the Working Capital Revolving Loans and/or the Term Loans on such date to the extent such proceeds are used to replace, repair or restore the properties or assets used in such Loan Party’s business in respect of which such Net Cash Proceeds or Extraordinary Receipts, as the case may be, were paid, provided that, (A) no Default or Event of Default has occurred and is continuing on the date such Person receives such Net Cash Proceeds or such Extraordinary Receipts, (B) the Administrative Borrower delivers a certificate to the Agent within 10 Business Days after such Disposition or 30 days after the date of such loss, destruction or taking, as the case may be, stating that such proceeds shall be used to replace, repair or restore any such properties or assets to be used in such Loan Party’s business within a period specified in such certificate not to exceed 90 days after the receipt of such proceeds (which certificate shall set forth estimates of the proceeds to be so expended), and (C) such proceeds are deposited in an account subject to the sole dominion of the Working Capital Agent and/or the Agent. If all or any portion of such proceeds not so applied to the prepayment of the Working Capital Revolving Loans and/or the Term Loans are not used in accordance with the preceding sentence within the period specified in the relevant certificate furnished pursuant hereto, such remaining portion shall be applied to the Working Capital Revolving Loans and/or the Term Loans in accordance with Section 2.05(d) on the last day of such specified period.

(viii) Upon any Disposition permitted by Section 6.02(c)(ii)(C), the Borrower shall make a prepayment to the Working Capital Loans and/or the Term Loans in accordance with Section 2.05(d) hereof in the amount described in such Section.

(ix) On the date of the initial advance under the German W/C Facility, the Borrowers shall make a prepayment of the Term Loan A in an amount equal to the sum of (A) $3,000,000 and (B) the Term Loan A PIK Amount with respect to $3,000,000 of the original principal of the Term Loan A.

(x) With the consent of the Parent, any Lender may waive the mandatory prepayments payable to such Lender pursuant to this Section 2.05(c) and the portion of such mandatory prepayment that such Lender would have been entitled to receive in absence of such waiver shall be paid to the other Lenders entitled to receive such mandatory prepayment under this Section 2.05(c).

(d) Application of Payments. Each prepayment pursuant to subsections (c)(iii), (c)(iv), (c)(v), (c)(vi) and (c)(viii) above shall be applied as follows:

(i) if the proceeds are from any Disposition of any Account Receivable (other than any Accounts Receivable of a German Loan Party), such proceeds shall be applied first, to the Working Capital Revolving Loans until paid in full, second, to the Term Loan A until paid in full and third, to the Term Loan B until paid in full;

(ii) subject to clause (iii) below, if the proceeds are from (A) the Disposition of any other assets of the Loan Parties (other than any Disposition permitted by Section 6.02(c)(ii)(C)) not described in Section 2.05(d)(i) above or (B) any event set forth in Section 2.05(c)(iii), (c)(v) or (c)(vi), such proceeds shall be applied, first, to the Term Loan A until paid in full, second, to the Term Loan B until paid in full and third, to the Working Capital Revolving Loans until paid in full;

(iii) if the proceeds are from a Disposition of all or substantially all of the assets or Capital Stock of any Person (other than any Disposition permitted by Section 6.02(c)(ii)(C)) or any insurance policy or condemnation award, which Disposition or proceeds of insurance or condemnation awards includes both (A) Accounts Receivable (other than any Accounts Receivable of a German Loan Party) and (B) other assets, such proceeds shall be applied as follows: (1) an amount equal to the net book value, determined in accordance with GAAP, of such Accounts Receivable shall be applied to the Working Capital Revolving Loans until paid in full and (2) the remaining proceeds shall be applied first, to the Term Loan A until paid in full and second, to the Term Loan B until paid in full;

provided, that, in the case of clauses (iv), (v) and (vi) of Section 2.05(c) (other than any Disposition permitted by Section 6.02(c)(ii)(C)), (x) if Net Availability shall be less than $5,000,000 then the Borrowers shall not be required to make such prepayment of the Term Loans to the extent that, (AA) the Borrowers actually apply the proceeds that would otherwise be required to be applied to the Term Loans pursuant to Section 2.05(c) and this Section 2.05(d) to the Working Capital Revolving Loans and (BB) concurrently with such payment of the Working Capital Revolving Loans, the Working Capital Agent establishes and maintains a reserve against the Working Capital Borrowing Base in an amount equal to the amount of proceeds that would have otherwise been applied by the Borrowers to the prepayment of the Term Loans pursuant to Section 2.05(c) and this Section 2.05(d), provided, that, the amount of such proceeds that are applied to the Working Capital Revolving Loans pursuant to clause (AA) above shall be required to be applied to the prepayment of the Term Loans at any time after such application to the Working Capital Revolving Loans if either (I) Net Availability shall equal or exceed $5,000,000 after giving effect to such prepayment of the Term Loans or (II) the Working Capital Agent releases all or any portion of the reserve established against the Working Capital Borrowing Base at the time such proceeds were applied to the Working Capital Revolving Loans, and (y) if Net Availability shall be less than $5,000,000 at a time when such prepayment of the Term Loans is required pursuant to Section 2.05(c)(iii), the Borrowers shall make such prepayment of the Term Loans on a deferred basis (in whole or in part from time to time) to the extent that after giving effect to such prepayment(s) of the Term Loans, Net Availability shall equal or exceed $5,000,000; and

(iv) if the proceeds are from any Disposition permitted by Section 6.02(c)(ii)(C), the Net Cash Proceeds from such Disposition shall be applied first, to the Term Loan A until paid in full, second, to the Term Loan B until the then remaining outstanding principal of the Term Loan B is $15,000,000, and third, to the Working Capital Loans until paid in full.

Each prepayment of the Term Loans shall be applied, first to the Term Loan A and second to the Term Loan B. Each such prepayment of the Term Loan B made pursuant to this subsection 2.05(d) shall be applied against the remaining installments of principal of the Term Loan B in the inverse order of maturity.

(e) Interest and Fees. Any prepayment made pursuant to this Section 2.05 shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment, and if such prepayment would reduce the amount of the outstanding Loans to zero, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to the Fee Letter.

(f) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

Section 2.06 Fees. The Borrowers shall pay to the Agent and the Lenders the fees payable in accordance with the terms of the Fee Letter. The fees set forth in the Fee Letter will be allocated between the Agent and the Lenders in accordance with a separate writing among the Agent and the Lenders.

Section 2.07 Securitization. The Loan Parties hereby acknowledge that the Lenders and their Affiliates may sell or securitize the Loans (a “Securitization”) through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, Standard & Poor’s or one or more other rating agencies (the “Rating Agencies”). The Loan Parties shall cooperate with the Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs or expenses on the Loan Parties and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Loan Parties under the Loan Documents or change or affect in a manner adverse to the Loan Parties the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization, and (c) providing in connection with any rating of the Loans a certificate (i) agreeing to indemnify the Lenders and their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the “Securitization Parties”) for any losses, claims, damages or liabilities (the “Liabilities”) to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to the Lenders in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans and (ii) agreeing to reimburse the Lenders and their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

Section 2.08 Taxes . (a) Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of the Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity, a “Transferee”)) by the jurisdiction in which such the Agent or such Lender is organized or has its principal lending office (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Taxes”). If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to the Agent or a Lender (or any Transferee), (a) the sum payable shall be increased by the amount (an “additional amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) the Agent or such Lender (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (b) such Loan Party shall make such deductions and (c) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement (“Other Taxes”). Each Loan Party shall deliver to the Agent and the Lenders official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c) The Loan Parties hereby jointly and severally indemnify and agree to hold the Agent and each Lender harmless from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 2.08) paid by the Agent or such Lender, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which the Agent or any such Lender makes written demand therefor specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(d) Each Lender (or Transferee) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a “Non-U.S. Lender”) shall deliver to the Administrative Borrower and the Agent two properly completed and duly executed copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code with respect to payments of “portfolio interest”, a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate, in form and substance satisfactory to the Agent, representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Parent and is not a

controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), in each case claiming complete exemption from U.S. Federal withholding tax on payments by the Loan Parties under this Agreement. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefore from the Administrative Borrower or the Agent. Notwithstanding any other provision of this Section 2.08, a Non-U.S. Lender shall not be required to deliver after the date hereof any form pursuant to this Section 2.08 that such Non-U.S. Lender is not legally able to deliver.

(e) No Loan Party shall be required to indemnify any Non-U.S. Lender, or pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Agreement to the extent that (a) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (a) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (a)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (b) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of paragraph (d) above.

(f) Any Lender (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.08 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Administrative Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount which may thereafter accrue, would not require such Lender (or Transferee) to disclose any information such Lender (or Transferee) deems confidential and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

ARTICLE III

FEES, PAYMENTS AND OTHER COMPENSATION

Section 3.01 Audit and Collateral Monitoring Fees. The Borrowers acknowledge that pursuant to Section 6.01(f), representatives of the Agent may visit any or all of the Loan Parties and/or conduct appraisals, audits, inspections, valuations and/or field examinations of any or all of the Loan Parties at any time and from time to time and, in the absence of a continuing Event of Default, upon prior notice and at all times in a manner so as to not unduly disrupt the business of the Loan Parties. The Borrowers agree to pay (i) the examiner’s out-of-pocket costs and reasonable expenses incurred in connection with all such visits, appraisals, audits, inspections, valuations and field examinations and (ii) the cost of all visits, appraisals, audits, inspections, valuations and field examinations conducted by a third party on behalf of the Agent, provided that, so long as no Default or Event of Default shall have occurred and be continuing, the Borrowers shall not be obligated to pay for more than two (2) such visits, audits, inspections, valuations and field examinations during any calendar year.

Section 3.02 Payments; Computations and Statements . (a) The Borrowers will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Agent’s Account. All payments received by the Agent after 12:00 noon (New York City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrowers without set-off, counterclaim, deduction or other defense to the Agent and the Lenders. Except as provided in Section 2.02, after receipt, the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Agent will cause to be distributed all interest and fees received from or for the account of the Borrowers not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrowers hereby authorize the Agent to, and the Agent may, from time to time, charge the Loan Account of the Borrowers with any amount due and payable by the Borrowers under any Loan Document. Each of the Lenders and the Borrowers agrees that the Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing. Any amount charged to the Loan Account of the Borrowers shall be deemed an Obligation under this Agreement and shall bear interest at the Default Rate applicable to the Term Loan B. The Lenders and the Borrowers confirm that any charges which the Agent may so make to the Loan Account of the Borrowers as herein provided will be made as an accommodation to the Borrowers and solely at the Agent’s discretion. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b) The Agent shall provide the Administrative Borrower, promptly after the end of each calendar month, a summary statement (in the form from time to time used by the Agent) of the opening and closing daily balances in the Loan Account of the Borrowers during such month, the amounts and dates of all payments on account of the Loans to the Borrowers during such month and the Loans to which such payments were applied, the amount of interest accrued on the Loans to the Borrowers during such month, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations. All entries on any such statement shall be presumed to be correct and, thirty (30) days after the same is sent, shall be final and conclusive absent manifest error.

Section 3.03 Sharing of Payments, Etc. Except as provided in Section 2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 3.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

Section 3.04 Apportionment of Payments. Subject to Section 2.02 hereof:

(a) all payments of principal and interest in respect of outstanding Loans, all payments of fees (other than as set forth in a written agreement among the Agent and the Lenders and the audit and collateral monitoring fee provided for in Section 3.01) and all other payments in respect of any other Obligations, shall be allocated by the Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

(b) After the occurrence and during the continuance of an Event of Default, the Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agent until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees and indemnities then due to the Lenders until paid in full; (iii) third, ratably to pay interest due in respect of the Agent Advances until paid in full; (iv) fourth, ratably to pay principal of the Agent Advances until paid in full; (v) fifth, ratably to pay interest due in respect of the Term Loan A until paid in full; (vi) sixth, ratably to pay principal of the Term Loan A until paid in full; (vii) seventh, ratably to pay interest due in respect of the Term Loan B until paid in full; (viii) eighth, ratably to pay principal of the Term Loan B until paid in full, and (ix) ninth, to the ratable payment of all other Obligations then due and payable.

(c) In each instance, so long as no Event of Default has occurred and is continuing, Section 3.04(b) shall not be deemed to apply to any payment by the Borrowers specified by the Administrative Borrower to the Agent to be for the payment of any specified Obligations then due and payable under any provision of this Agreement or the prepayment of all or part of the principal of any Term Loan in accordance with the terms and conditions of Section 2.05.

(d) For purposes of Section 3.04(b), “paid in full” with respect to interest shall include interest accrued after the commencement of any Insolvency Proceeding irrespective of whether a claim for such interest is allowable in such Insolvency Proceeding.

(e) In the event of a direct conflict between the priority provisions of this Section 3.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 3.04 shall control and govern.

Section 3.05 Increased Costs and Reduced Return. (a) If any Lender or the Agent shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender or the Agent or any Person controlling any such Lender or the Agent with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Lender or the Agent or any Person controlling any such Lender or the Agent (in each case, whether or not having the force of law), shall (i) subject any Lender or the Agent, or any Person controlling any such Lender or the Agent to any tax, duty or other charge with respect to this Agreement or any Loan made by such Lender or the Agent, or change the basis of taxation of payments to any Lender or the Agent or any Person controlling any such Lender or the Agent of any amounts payable hereunder (except for taxes on the overall net income of any Lender or the Agent or any Person controlling any such Lender or the Agent), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, any Lender or the Agent or any Person controlling any such Lender or the Agent or (iii) impose on any Lender or the Agent or any Person controlling any such Lender or the Agent any other condition regarding this Agreement or any Loan, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to any Lender or the Agent of making any Loan, or agreeing to make any Loan or to reduce any amount received or receivable by any Lender or the Agent hereunder, then, upon demand by any such Lender or the Agent, the Borrowers shall pay to such Lender or the Agent such additional amounts as will compensate such Lender or the Agent for such increased costs or reductions in amount.

(b) If any Lender or the Agent shall have determined that any Capital Guideline or the adoption or implementation of, or any change in, any Capital Guideline by the Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender or the Agent or any Person controlling such Lender or the Agent with any Capital

Guideline or with any request or directive of any such Governmental Authority with respect to any Capital Guideline, or the implementation of, or any change in, any applicable accounting principles (in each case, whether or not having the force of law), either (i) affects or would affect the amount of capital required or expected to be maintained by any Lender or the Agent or any Person controlling such Lender or the Agent, and any Lender or the Agent determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained, any Lender’s or the Agent’s or any such other controlling Person’s other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on any Lender’s or the Agent’s any such other controlling Person’s capital to a level below that which such Lender or the Agent or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained, or any agreement to make Loans, or such Lender’s or the Agent’s or such other controlling Person’s other obligations hereunder (in each case, taking into consideration, such Lender’s or the Agent’s or such other controlling Person’s policies with respect to capital adequacy), then, upon demand by any Lender or the Agent, the Borrowers shall pay to such Lender or the Agent from time to time such additional amounts as will compensate such Lender or the Agent for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender’s or the Agent’s or such other controlling Person’s capital.

(c) All amounts payable under this Section 3.05 shall bear interest from the date that is ten (10) days after the date of demand by any Lender or the Agent until payment in full to such Lender or the Agent at the Reference Rate. A certificate of such Lender or the Agent claiming compensation under this Section 3.05, specifying the event herein above described and the nature of such event shall be submitted by such Lender or the Agent to the Administrative Borrower, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender’s or the Agent’s reasons for invoking the provisions of this Section 3.05, and shall be final and conclusive absent manifest error.

Section 3.06 Joint and Several Liability of the Borrowers. (a) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each of the Borrowers hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agent and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 3.06), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 4.06 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

(b) The provisions of this Section 3.06 are made for the benefit of the Agent, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agent, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 3.06 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

(c) Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agent or the Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agent or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

ARTICLE IV

CONDITIONS TO LOANS

Section 4.01 Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day on or before August 21, 2003 (the ”Effective Date”) when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agent:

(a) Payment of Fees, Etc. The Borrowers shall have paid on or before the date of this Agreement all fees, costs, expenses and taxes then payable pursuant to the Fee Letter and Section 11.04.

(b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in ARTICLE V and in each other Loan Document, certificate or other writing delivered to the Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of such date and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

(c) Legality. The making of the initial Loans shall not contravene any law, rule or regulation applicable to the Agent or any Lender.

(d) Delivery of Documents. The Agent shall have received on or before the Effective Date the following, each in form and substance reasonably satisfactory to the Agent and, unless indicated otherwise, dated the Effective Date:

(i) a Security Agreement, duly executed by each Borrower;

(ii) a Pledge Agreement, duly executed by each Borrower, together with the original stock certificates, if any, representing all of the common stock of such Borrower’s domestic, German and UK Subsidiaries and 66-2/3% of the common stock of such Borrower’s other foreign Subsidiaries and all intercompany promissory notes of such Borrowers, accompanied by undated stock powers executed in blank and other proper instruments of transfer, provided that the originals of such stock certificates and intercompany promissory notes (if any) shall have been delivered to the Working Capital Agent, in accordance with the terms of the Working Capital Loan Documents;

(iii) a UCC Filing Authorization Letter, duly executed by each Domestic Loan Party, together with appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests purported to be created by each Security Agreement and each Pledge Agreement;

(iv) Lien searches with respect to the Loan Parties satisfactory to the Agent together with copies of all financing statements revealed by such searches, none of which, except as otherwise agreed in writing by the Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Agent, shall not show any such Liens;

(v) a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith, including, without limitation, in the case of the Parent, the Warrants;

(vi) a certificate of an Authorized Officer of (A) each Loan Party (except the German Loan Parties), certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers and (B) each German Loan Party, certifying as to the matters set forth in the German Loan Party Certificate;

(vii) a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of each Loan Party (except the German Loan Parties) certifying as to the subsistence in good standing of (and, where available, the payment of taxes by) such Loan Party in such states, dated as of a date that shall be no earlier than August 11, 2003;

(viii) a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party (except the German Loan Parties) certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the state or other applicable jurisdiction of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organizational number is issued in such jurisdiction;

(ix) a copy of the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party (except the German Loan Parties), together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;

(x) opinions of (A) (x) Alston & Bird LLP, counsel to CGW and Huevos and (y) King & Spalding, counsel to the Loan Parties, which shall combine to cover the opinions set forth in Exhibit F and shall address such other matters as the Agent may reasonably request, including, without limitation, the Warrants and the Shareholders Agreement and (B) Weil, Gotshal & Manges, German counsel to the German Loan Parties, as to such matters as the Agent may reasonably request, which opinions shall be in form and substance satisfactory to the Agent;

(xi) a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in subsection (b) of this Section 4.01;

(xii) a copy of the Financial Statements, the pro forma consolidated balance sheet described in Section 5.01(g)(iii), and the financial projections described in Section 5.01(g)(ii) hereof, certified as of the Effective Date by an Authorized Officer of the Parent;

(xiii) a certificate of the chief financial officer of the Parent, setting forth in reasonable detail the calculations required to establish that after giving effect to the Merger, the Loans incurred on the Effective Date and the Working Capital Loans incurred on the Effective Date, the Senior Leverage Ratio does not exceed 3.25 to 1.0;

(xiv) a certificate of the chief financial officer of each Loan Party (except the German Loan Parties), certifying as to the solvency of such Loan Party, which certificate shall be satisfactory in form and substance to the Agent;

(xv) evidence of the insurance coverage required by Sections 6.01(h) and the terms of each Security Agreement, each German Security Document and such other liability and property insurance coverage with respect to the business and operations of the Loan Parties as the Agent may reasonably request, in each case, where requested by the Agent, endorsed in favor of the Agent, for the benefit of the Lenders, as the additional insured, loss payee or named insureds (as applicable) thereunder and providing that such policy may be terminated or canceled (by the insurer or the insured thereunder) only upon 30 days’ prior written notice to the Agent, together with evidence of the payment of current premiums due in respect thereof;

(xvi) a certificate of an Authorized Officer of the Administrative Borrower, certifying the names and true signatures of the persons that are authorized to provide Notices of Borrowing, and all other notices under this Agreement and the other Loan Documents;

(xvii) a landlord waiver, in form and substance satisfactory to the Agent and which may be included as a provision contained in the relevant Lease, executed by each landlord with respect to each of the Leases set forth on Part A of Schedule 5.01(o);

(xviii) copies of all Material Contracts as in effect on the Effective Date, certified as true and correct copies thereof by an Authorized Officer of the Administrative Borrower, together with a certificate of an Authorized Officer of the Administrative Borrower stating that such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

(xix) a termination and release agreement with respect to the Existing Credit Facility and all related documents, duly executed by the Loan Parties and the Existing Lender, together with UCC-3 termination statements for all UCC-1 financing statements filed by the Existing Lender and covering any portion of the Collateral;

(xx) the Shareholders Agreement, duly executed by each Person party thereto other than the Warrant Holder;

(xxi) the Contribution Agreement, duly executed by the Borrowers;

(xxii) the Warrants required to be delivered on or prior to the Effective Date pursuant to Section 12.01, duly executed by the Parent;

(xxiii) the Intercompany Subordination Agreement, duly executed by each Borrower;

(xxiv) the German Security Documents, duly executed by the parties thereto;

(xxv) the German Guaranties, duly executed by each German Loan Party;

(xxvi) a certificate of the chief executive officer or the chief financial officer of the Parent, certifying that attached thereto are true, complete and correct copies of (A) the Merger Agreement, as in effect on the Effective Date, (B) the Working Capital Loan Documents, as in effect on the Effective Date, (C) the Argenbright Note and any agreements or documents executed in connection therewith, as such documents are in effect on the Effective Date, and (D) the CGW Loan Documents, as in effect on the Effective Date, together with a certificate of an Authorized Officer of the Administrative Borrower stating that such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

(xxvii) the Lien Intercreditor Agreement duly executed by the Working Capital Agent and the Borrowers;

(xxviii) the Argenbright Subordination Agreement duly executed by the Working Capital Agent, Frank A. Argenbright, Jr., and the Parent;

(xxix) the CGW Subordination Agreement duly executed by the Working Capital Agent, CGW and the Parent;

(xxx) copy of the non-competition agreement, executed by Frank A. Argenbright, Jr., which agreement shall be on terms and conditions reasonably satisfactory to the Agent and the Lenders;

(xxxi) the Fee Letter, duly executed by the Borrowers; and

(xxxii) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Agent in form and substance, as the Agent may reasonably request.

(e) Material Adverse Effect. The Agent shall have determined, in its sole discretion, exercised reasonably, that no event or development shall have occurred since June 30, 2003 which could have a Material Adverse Effect.

(f) The Merger. The Merger Agreement shall not have been amended, modified or otherwise changed without the prior written consent of the Agent and the Lenders. The Merger, including all of the terms and conditions thereof, shall have been duly authorized and the Merger Agreement shall have been duly executed and delivered by all respective parties thereto and shall be in full force and effect. As of the date hereof, all consents and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authorities required in order to consummate the Merger shall have been obtained and shall be in full force and effect. The Agent shall have received a certified copy of the Certificate of Merger which has been filed with the Secretary of State of the State of Georgia and which provides for an effective date of the Merger that is not later than the close of business on the Effective Date. The only condition to the effectiveness of the Merger, in accordance with all applicable laws and the Merger Agreement, is the passage of time.

(g) Purchase of the Securicor Notes. The Securicor Notes, in the principal amount of $13,000,000, shall have been purchased from Securicor by CGW for $3,000,000.

(h) CGW Investment. The Agent and the Lenders shall be satisfied that (i) CGW, the CGW Affiliated Entities and certain re-investing shareholders shall have invested not less than $45,953,000 in the Parent which shall consist of (A) not less than $30,000,000 of cash equity and (B) not more than $15,953,000 of “roll-over equity”, and (ii) CGW has made an additional investment in the amount of not less than $8,000,000 in the form of Indebtedness evidenced by the CGW Loan Documents (such investments, collectively, the “CGW Investment”) and all documents and agreements evidencing or executed in connection with the CGW Investment shall be in form and substance satisfactory to the Agent and the Lenders.

(i) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans, the conduct of the Loan Parties’ business, the consummation of the financing under the Working Capital Loan Documents, and the conversion of the Securicor Note shall have been obtained and shall be in full force and effect.

(j) Proceedings; Receipt of Documents. All proceedings in connection with the making of the initial Loans and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be reasonably satisfactory to the Agent and its counsel, and the Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Agent or such counsel may reasonably request.

(k) Small Business Administration. Each Lender that is a Small Business Investment Company shall have received the following documents executed by the applicable Borrower in accordance with the requirements of the Small Business Administration: (i) the U.S. Small Business Administration Assurance of Compliance for Nondiscrimination and (ii) the U.S. Small Business Administration Size Status Declaration.

(l) Due Diligence. The Agent shall have completed its business, legal and collateral due diligence with respect to each Loan Party, including without limitation due diligence with respect to securities, tax, accounting and Hart-Scott-Rodino matters, and the results thereof shall be acceptable to the Agent, in its sole and absolute discretion. Without limiting the foregoing, the Agent shall have (i) received a copy of the take-over audit conducted by the Working Capital Agent, and such take-over audit and the results thereof shall be acceptable to the Agent, in its sole and absolute discretion, and (ii) conducted a review of the Loan Parties’ books and records in order to confirm compliance with the ratio requirement described in Section 4.01(d)(xiii).

(m) Availability. After giving effect to the Merger, the Working Capital Loans to be made on the Effective Date and all Loans to be made on the Effective Date, (i) the Borrowers’ Net Availability under the Working Capital Credit Agreement shall not be less than $5,000,000, (ii) all liabilities of the Loan Parties shall be current, and (iii) the working capital accounts are at a level and in a condition reasonably satisfactory to the Lenders. The Administrative Borrower shall deliver to the Agent a certificate of the chief financial officer of the Administrative Borrower certifying as to the matters set forth in clauses (i) and (ii) above and containing the calculation of Availability.

(n) Litigation. There shall exist no claim, action, suit, investigation, litigation or proceeding, pending or threatened in any court or before any Governmental Authority which relates to the transactions contemplated by the Loan Documents, the Working

Capital Loan Documents or the Merger Agreement or which, in the opinion of Agent, has any reasonable likelihood of having (i) a Material Adverse Effect or (ii) a material adverse effect on (A) the ability of Borrower to perform its obligations under the Loan Documents or the Working Capital Loan Documents or (B) the Merger.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Agent and the Lenders as follows:

(a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and, where applicable, in good standing under the laws of the state or other applicable jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary and where the failure to be so qualified and be in good standing reasonably could be expected to have a Material Adverse Effect.

(b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any contractual restriction binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties which, in the case of this clause (iv), could reasonably be expected to have a Material Adverse Effect.

(c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document, any Working Capital Loan Document or the Merger Agreement to which it is or will be a party which has not been obtained.

(d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

(e) Capitalization; Subsidiaries.

(i) After giving effect to the Merger and the other transactions contemplated hereby to occur on or immediately after the Effective Date, the authorized Capital Stock of the Parent and the issued and outstanding Capital Stock of the Parent are as set forth on Schedule 5.01(e). All of the issued and outstanding shares of Capital Stock of the Parent have been validly issued and are fully paid and nonassessable, and, except as may be set forth in the Shareholders Agreement, the holders thereof are not entitled to any preemptive, first refusal or other similar rights. After giving effect to the Merger, 30,977 shares of common stock, 526,316 shares of Preferred Series A Stock, and 2,687,328 shares of Preferred Series B Stock of the Parent have been reserved for issuance in connection with the exercise of the Warrants and 6,000,000 shares of Common Stock of the Parent are issuable under the terms of the AHL Services, Inc. 2003 Stock Incentive Plan, copies of which plan have been delivered to the Agent in the form and on the terms in effect on the Effective Date. Except as described on Schedule 5.01(e), as of the Effective Date, (i) the AHL Services, Inc. 2003 Stock Incentive Plan is the only plan or arrangement in existence relating to the issuance of shares of Capital Stock of the Parent and (ii) there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent, or other obligations of the Parent to issue, directly or indirectly, any shares of Capital Stock of the Parent.

(ii) Schedule 5.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of such Subsidiaries of the Parent in existence on the date hereof. Except as indicated on Schedule 5.01(e), all of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule, all such Capital Stock is owned by the Parent or one or more of its wholly-owned Subsidiaries, free and clear of all Liens other than Permitted Liens. Except as indicated on Schedule 5.01(e), there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Parent.

(f) Litigation; Commercial Tort Claims. Except as set forth in Schedule 5.01(f), (i) there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party before any court or other Governmental Authority or any arbitrator that (A) if adversely determined, could have a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g) Financial Condition.

(i) The Financial Statements, copies of which have been delivered to the Agent and each Lender, fairly present in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP, and since June 30, 2003, no event or development has occurred that has had or could have a Material Adverse Effect.

(ii) The Parent has heretofore furnished to the Agent and each Lender (A) projected monthly balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the period from January 1, 2003 through December 31, 2003, (B) projected quarterly income statements of the Parent and its Subsidiaries for the period from January 1, 2004 through December 31, 2004, and (C) projected annual balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the Fiscal Years ending in 2004 through 2005, which projected financial statements shall be updated from time to time pursuant to Section 6.01(a)(v). Such projections, as so updated, shall be believed by the Parent at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Parent, and shall have been based on assumptions believed by the Parent to be reasonable at the time made and upon the best information then reasonably available to the Parent, and the Parent shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

(iii) The pro forma consolidated balance sheet of the Parent and its Subsidiaries as of June 30, 2003 after giving effect to the Merger and transactions contemplated by the Loan Documents and the Working Capital Loan Documents, certified by the chief financial officer of the Parent, a copy of which has been furnished to each Lender, fairly presents the pro forma financial condition of the Parent and its Subsidiaries as at such date based upon the financial information available to the Parent, all in accordance with GAAP applied on a consistent basis (other than with respect to the presentation and footnote disclosure required by GAAP).

(h) Compliance with Law, Etc. No Loan Party is in violation of its organizational documents, any material law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any material agreement or instrument (including, without limitation, any Material Contract) binding on or otherwise affecting it or any of its properties, and no Default or Event of Default has occurred and is continuing.

(i) ERISA. With respect to the Domestic Loan Parties, except as set forth on Schedule 5.01(i), (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agent, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status,

(iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan during the current or five prior calendar years have been delivered to the Agent, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code. Except as set forth on Schedule 5.01(i), no Loan Party has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it may in the future incur any such withdrawal liability. No Loan Party nor, to the knowledge of any Loan Party, any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code that could reasonably result in a Material Adverse Effect, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Loan Party with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, no Loan Party maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment. As of the date hereof, no Loan Party nor any ERISA Affiliate has at any time maintained, contributed to or been required to contribute to an Employee Plan subjection to Title IV of ERISA or any Multiemployer Plan. No event has occurred or failed to occur with respect to any Employee Plan or Multiemployer Plan sponsored, maintained, contributed to or required to be contributed to by an ERISA Affiliate of any Loan Party that is reasonable likely to result in a Material Adverse Effect.

(j) Taxes, Etc. All Federal, state and local, and all German federal and local, tax returns and other reports required by applicable law to be filed by any Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable on or prior to the date hereof have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP.

(k) Regulations T, U and X. No Domestic Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l) Nature of Business. No Loan Party is engaged in any business other than the provision of outsourced business services, including marketing support services and specialized staffing services.

(m) Adverse Agreements, Etc. No Loan Party is a party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or in the future could have, a Material Adverse Effect.

(n) Permits, Etc. Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, could reasonably be expected to have a Material Adverse Effect. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

(o) Properties. (i) Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All material properties and assets of the Loan Parties are in good working order and condition, ordinary wear and tear excepted.

(ii) Schedule 5.01(o) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address, of all real property owned or leased by each Loan Party. As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 5.01(o) to which it is a party. Schedule 5.01(o) sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth on Schedule 5.01(o). To the best knowledge of any Loan Party, no other party to any such Lease is in default of its obligations thereunder, and no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

(p) Full Disclosure. Each Loan Party has disclosed to the Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agent in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Except as disclosed on Schedule 5.01(p) hereto, there is no contingent liability or fact that may have a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.

(q) Operating Lease Obligations. On the Effective Date, none of the Loan Parties has any Operating Lease Obligations other than the Operating Lease Obligations set forth on Schedule 5.01(o) or Schedule 5.01(q).

(r) Environmental Matters. Except as set forth on Schedule 5.01(r), (i) the operations of each Loan Party are in material compliance with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (v) no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party’s failure to maintain or comply with could not have a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not have a Material Adverse Effect.

(s) Insurance. Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) workmen’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 5.01(s) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(t) Use of Proceeds. The proceeds of the Loans, together with the proceeds of the Working Capital Loans and the CGW Investment, shall be used to (a) refinance existing indebtedness of the Borrowers in the principal amount of up to $61,100,000 (net of applicable discounts and rollover Preferred Series C Stock of the Parent in the amount of $2,250,000), (b) restructure the Argenbright Note at a cost to the Borrowers of not more than $5,000,000, (c) pay fees and expenses in connection with the transactions contemplated hereby, and (c) fund working capital of the Borrowers.

(u) Solvency. After giving effect to the transactions contemplated by this Agreement, the Working Capital Loan Documents and the Merger Agreement, and before and after giving effect to each Loan, each Loan Party is, and the Loan Parties on a consolidated basis are, Solvent.

(v) Location of Bank Accounts. Schedule 5.01(v) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

(w) Intellectual Property. Except as set forth on Schedule 5.01(w), each Loan Party owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not have a Material Adverse Effect. Set forth on Schedule 5.01(w) is a complete and accurate list as of the Effective Date of all such material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of each Loan Party. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened, except for such infringements and conflicts which could not have, individually or in the aggregate, a Material Adverse Effect. To the best knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could have a Material Adverse Effect.

(x) Material Contracts. Set forth on Schedule 5.01(x) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each

Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) has not been otherwise amended or modified, and (iii) is not in default due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto.

(y) Holding Company and Investment Company Acts. None of the Loan Parties is (i) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company”, as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(z) Employee and Labor Matters. Except as could not reasonably be expected to have a Material Adverse Effect, there is (i) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or (iii) to the best knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. As of the date hereof, no Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(aa) Customers and Suppliers. Except as set forth on Schedule 5.01(aa), there exists no actual or threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any material supplier thereof, on the other hand; and there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change.

(bb) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 5.01(bb) sets forth a complete and accurate list as of the Effective Date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

(cc) Tradenames. Schedule 5.01(cc) hereto sets forth a complete and accurate list as of the Effective Date of all tradenames used by each Loan Party.

(dd) Locations of Collateral. There is no location at which any Loan Party has any Collateral (except for Inventory in transit) other than (i) those locations listed on Schedule 5.01(dd) and (ii) any other locations approved in writing by the Agent from time to time. Schedule 5.01(dd) hereto contains a true, correct and complete list, as of the Effective Date, of the legal names and addresses of each warehouse at which Collateral of each Loan Party is stored. None of the receipts received by any Loan Party from any warehouse states that the goods covered thereby are to be delivered to bearer or to the order of a named Person or to a named Person and such named Person’s assigns.

(ee) Security Interests. (i) With respect to the Loan Parties other than the German Loan Parties, each Security Agreement creates in favor of the Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the filing of the UCC-1 financing statements described in Section 4.01(d)(iii) and the recording of the Collateral Assignments for Security referred to in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby shall be perfected, security interests (subject only to Permitted Liens), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements in accordance with applicable law, (ii) the recording of the Collateral Assignments for Security pursuant to each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights and (iii) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property.

(ii) Each German Security Document creates in favor of the Agent, for the benefit of the Agent and the Lenders, a legal, valid and enforceable security interest in the Collateral secured thereby. Such Liens resulting therefrom create a first priority security interest in such Collateral (subject to the Liens described in clause (j) of the definition of “Permitted Liens”), and no recordings or filings are or will be required in connection with the creation, perfection or enforcement of such Liens.

(ff) Merger Agreement. The Parent has delivered to the Agent a complete and correct copy of the Merger Agreement, including all schedules and exhibits thereto. The Merger Agreement sets forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby. The execution, delivery and performance of the Merger Agreement has been duly authorized by all necessary action (including, without limitation, the obtaining of any consent of stockholders or other holders of Capital Stock required by law or by any applicable corporate or other organizational documents)

on the part of each such Person. No authorization or approval or other action by, and no notice to filing with or license from, any Governmental Authority is required for the Merger other than such as have been obtained on or prior to the Effective Date. The Merger Agreement is the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms.

(gg) Consummation of Merger. Except for the passage of time, which will be not later than the close of business on the Effective Date, all conditions precedent to the Merger Agreement have been fulfilled or (with the prior written consent of the Agent and the Lenders) waived, the Merger Agreement has not been amended or otherwise modified, and there has been no breach of any material term or condition of the Merger Agreement. Effective not later than the close of business on the Effective Date, a majority of the Board of Directors of the Parent has been designated by CGW.

(hh) Schedules. All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate and does not omit to state any information material thereto.

(ii) Representations and Warranties in Documents; No Default. All representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all respects at the time as of which such representations were made and on the Effective Date. No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

(jj) The UK Loan Party. The UK Loan Party does not engage in any business or activity other than (i) the maintenance of its corporate existence and compliance with applicable law and (ii) accounting, legal, investor relations, financial or management activities (including the employment of agents, accountants, consultants, bankers, advisors or other professionals) in connection with the foregoing activities).

ARTICLE VI

COVENANTS OF THE LOAN PARTIES

Section 6.01 Affirmative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

(a) Reporting Requirements. Furnish to the Agent and each Lender:

(i) as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent and its Subsidiaries commencing with the first fiscal quarter of the Parent and its Subsidiaries ending after the Effective Date, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the financial projections delivered under clause (v) of this Section 6.01(a) and of the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agent and the Lenders, subject to normal year-end adjustments;

(ii) as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for such Fiscal Year from the financial projections delivered under clause (v) of this Section 6.01(a) and for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and satisfactory to the Agent (which opinion shall be without (A) a “going concern” or like qualification or exception, (B) any qualification or exception as to the scope of such audit, or (C) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.03), together with a written statement of such accountants (1) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

(iii) as soon as available, and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, (A) internally prepared consolidated and consolidating balance sheets, consolidated and consolidating statements of operations and retained earnings and consolidated and consolidating statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, setting forth in each case in comparable form the figures for the corresponding date or period of the financial projections delivered under clause (v) of this Section 6.01(a) and of the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Parent and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agent and the Lenders, subject to normal year-end adjustments, and (B) an internally prepared backlog/pipeline report, in form and substance reasonably satisfactory to the Agent;

(iv) simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and (iii) of this Section 6.01(a), a certificate of an Authorized Officer of the Parent (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto, and (B) containing a management discussion and analysis of the deviations from the financial projections for the period covered by such statements and, in the case of the financial statements required by clause (iii) of this Section 6.01(a), containing a management discussion and analysis of the monthly backlog/pipeline report, and (C) attaching a schedule showing the calculations specified in Section 6.03;

(v) (A) as soon as available and in any event not later than 45 days prior to the end of each Fiscal Year, financial projections, supplementing and superseding the financial projections referred to in Section 5.01(g)(ii)(C), prepared on a monthly basis and otherwise in form and substance satisfactory to the Agent, for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries; provided that the financial projections for the 2004 Fiscal Year may be delivered on or prior to December 31, 2003, and (B) as soon as available and in any event not later than June 30 of each year, financial projections (including monthly balance sheet, profit and loss and cash flow figures), supplementing and superseding the financial projections referred to in Section 5.01(g)(ii)(C), prepared on a monthly basis and otherwise in form and substance satisfactory to the Agent, for each remaining period in such Fiscal Year, all such financial projections to be reasonable, to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Parent to be reasonable at the time made and from the best information then available to the Parent;

(vi) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority or any investigation which could not reasonably be expected to have a material and adverse impact on the Loan Parties;

(vii) as soon as possible, and in any event within 3 days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could have a Material Adverse Effect, the written statement of an Authorized Officer of the Administrative Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(viii) (A) as soon as possible and in any event within 10 days after any Loan Party knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred that has a reasonable likelihood of resulting in a Material Adverse Effect, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Administrative Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party proposes to take with respect thereto, (B) promptly and in any event within three days after receipt thereof by any Loan Party from the PBGC, copies of each notice received by any Loan Party of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by the Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan and that such failure could reasonably result in a Material Adverse Effect, (E) promptly and in any event within 3 days after receipt thereof by any Loan Party from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, (F) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party, and (G) within ten business days after any Loan Party becomes aware of any event occurring or failing to occur with respect to an Employee Plan or Multiemployer Plan sponsored, maintained, contributed to or required to be contributed to by an ERISA Affiliate of a Loan Party that is reasonably likely to result in a Material Adverse Effect;

(ix) promptly after the commencement thereof but in any event not later than 5 days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could have a Material Adverse Effect;

(x) (A) as soon as possible and in any event within 5 days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract (other than any Working Capital Loan Document) and (B) within one (1) Business Day after the execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Working Capital Loan Documents;

(xi) as soon as possible and in any event within 5 days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Capital Stock of, or all or substantially all of the assets of, any Loan Party;

(xii) promptly after the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

(xiii) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof;

(xiv) as soon as possible and in any event within 90 days after the Effective Date, the opening consolidated balance sheet of the Loan Parties prepared in accordance with GAAP and certified by independent certified public accounts of recognized standing selected by the Loan Parties and acceptable to the Agent;

(xv) without duplicating any reports delivered to the Agent and each Lender under this Agreement, copies of all reports delivered to the Working Capital Agent or the Working Capital Lenders under the Working Capital Loan Documents; and

(xvi) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as the Agent may from time to time may reasonably request.

(b) Additional Guaranties and Collateral Security. Cause:

(i) each Subsidiary of any Loan Party not in existence on the Effective Date to execute and deliver to the Agent promptly and in any event within 10 days after the formation, acquisition or change in status thereof (A) a Guaranty guaranteeing the Obligations, (B) a Security Agreement, (C) if such Subsidiary has any Subsidiaries, a Pledge Agreement together with (x) certificates evidencing all of the Capital Stock of any Person (provided that, if such Person is organized or formed under the laws of a jurisdiction other than the District of Columbia or any state or territory of the United States of America, Germany or the United Kingdom, certificates evidencing 66- 2/3% of the Capital Stock of such Person) owned by such Subsidiary, (y) undated stock powers executed in blank with signature guaranteed, provided that, if any Working Capital Indebtedness shall be outstanding, such Person shall, subject to the terms of the Lien Intercreditor Agreement, deliver the original certificates and undated stock powers or other instruments of assignment to Working Capital Agent, currently with a copy of the same to the Agent, and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (D) one or more mortgages creating on the real property of such Subsidiary a perfected Lien on such real property (subject only to the first priority Liens described in clause (i) of the definition of “Permitted Liens”), a Title Insurance Policy covering such real property, a current ALTA survey thereof and a surveyor’s certificate, each in form and substance satisfactory to the Agent, together with such other agreements, instruments and documents as the Agent may require whether comparable to the documents required under Section 6.01(o) or otherwise, (E) joinders to each of the Intercompany Subordination Agreement and the Contribution Agreement, and (F) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Agent in order to create, perfect or otherwise protect any Lien purported to be covered by any such

Security Agreement, Pledge Agreement or mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and

(ii) each owner of the Capital Stock of any such Subsidiary to execute and deliver promptly and in any event within 10 days after the formation or acquisition of such Subsidiary a Pledge Agreement, together with (A) certificates evidencing all of the Capital Stock of such Subsidiary (provided that, if such Subsidiary is organized or formed under the laws of a jurisdiction other than the District of Columbia or any state or territory of the United States of America, Germany or the United Kingdom, certificates evidencing 66- 2/3% of the Capital Stock of such Subsidiary), (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares and (D) such other agreements, instruments, approvals, legal opinions or other documents requested the Agent, provided that, if any Working Capital Indebtedness shall be outstanding, such Person shall, subject to the terms of the Lien Intercreditor Agreement, deliver the original certificates and undated stock powers or other instruments of assignment to the Working Capital Agent, concurrently with a copy of the same to the Agent.

(c) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all material applicable laws, rules, regulations and orders (including, without limitation, all Environmental Laws), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

(d) Preservation of Existence, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except (i) in the case of a failure to become or remain qualified or in good standing, if any such failure could not reasonably be expected to have a Material Adverse Effect and (ii) as otherwise permitted by the terms of this Agreement.

(e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, in the absence of a continuing Event of Default upon prior notice by the Agent, the agents and representatives of the Agent at any time and from time to time during normal business hours, at the expense of the Borrowers, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I Environmental Site Assessments (and, if requested by the Agent based upon the results of any such Phase I Environmental Site Assessment, a Phase II Environmental Site Assessment) or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of the Agent in accordance with this Section 6.01(f).

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(h) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Agent. All policies covering the Collateral are to be made payable to the Agent for the benefit of the Lenders (subject to the Lien Intercreditor Agreement and the rights of any other holders of Permitted Liens holding claims senior to the Agent), as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Agent may require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Agent and such other Persons as the Agent may designate from time to time, and shall provide for not less than 30 days’ prior written notice to the Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Agent may arrange for such insurance, but at the Borrowers’ expense and without any responsibility on the Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Subject to the terms of the Lien Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default, the Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(i) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business in each case if the failure to do so could reasonably be expected to have a Material Adverse Effect.

(j) Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, in all material respects with Environmental Laws if the failure to do so could reasonably be expected to have a Material Adverse Effect and provide to the Agent any documentation of such compliance which the Agent may reasonably request; (iii) provide the Agent written notice within five (5) days of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required by applicable law to abate said Release; (iv) provide the Agent with written notice within ten (10) days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could have a Material Adverse Effect and (v) defend, indemnify and hold harmless the Agent and the Lenders and their transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the generation, presence, disposal, Release or threatened Release of any Hazardous Materials on, under, in, originating or emanating from any property at any time owned or operated by any Loan Party or any of its Subsidiaries (or its predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to the presence or Release of such Hazardous Materials, (C) any request for information, investigation, lawsuit brought or threatened, settlement reached or order by a Governmental Authority relating to the presence or Release of such Hazardous Materials, (D) any violation of any Environmental Law and/or (E) any Environmental Action filed against the Agent or any Lender.

(k) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected Liens on any of the Collateral or any other property of any Loan Party and its Subsidiaries (subject to the first priority Liens described in clauses (i) and (j) of the definition of “Permitted Liens”), (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto the Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other

Loan Document. In addition, any Lender that is a Small Business Investment Company may require any Loan Party to execute and deliver the following documents in accordance with the requirements of the U.S. Small Business Administration: (i) the U.S. Small Business Administration Assurance of Compliance for Nondiscrimination, (ii) the U.S. Small Business Administration Size Status Declaration, and (iii) any other forms and information requested or required by the U.S. Small Business Administration to the extent such forms and information required thereby can be delivered by such Loan Party. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes the Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes the Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(l) Change in Collateral; Collateral Records. (i) Give the Agent not less than 30 days’ prior written notice of any change in the location of any Collateral, other than to locations set forth on Schedule 5.01(dd) and with respect to which the Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Agent for the benefit of the Lenders from time to time, solely for the Agent’s convenience in maintaining a record of Collateral, such written statements and schedules as the Agent may reasonably require, designating, identifying or describing the Collateral.

(m) Landlord Waivers; Collateral Access Agreements. (i) At any time any Collateral with a book value in excess of $1,500,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Effective Date) which is not owned by a Loan Party, use commercially reasonable efforts to obtain written subordinations or waivers, in form and substance satisfactory to the Agent, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral; and

(ii) Use commercially reasonable efforts to obtain written access agreements, in form and substance satisfactory to the Agent, providing access to Collateral located on any premises not owned by a Loan Party in order to remove such Collateral from such premises during an Event of Default.

(n) Subordination. Cause all Indebtedness now or hereafter owed by it to any of its Affiliates, other than Indebtedness described on Schedule 6.01(n) hereto, to be subordinated in right of payment and security to the Indebtedness and other Obligations owing to the Agent and the Lenders in accordance with a subordination agreement in form and substance satisfactory to the Agent.

(o) After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the date hereof of any interest (whether fee or leasehold) in any real property (wherever located) (each such interest being an “After Acquired Property”) (x) with a Current Value (as defined below) in excess of $100,000 in the case of a fee interest, or (y) requiring the payment of annual rent exceeding in the aggregate $36,000 in the case of leasehold interest, immediately so notify the Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”). The Agent shall notify such Loan Party whether it intends to require a mortgage and the other documents referred to below or in the case of leasehold, a leasehold mortgage or landlord’s waiver (pursuant to Section 6.01(m) hereof). Upon receipt of such notice requesting a mortgage, the Person which has acquired such After Acquired Property shall within 30 days of such notice furnish to the Agent the following, each in form and substance satisfactory to the Agent: (i) a mortgage with respect to such real property and related assets located at the After Acquired Property, each duly executed by such Person and in recordable form; (ii) evidence of the recording of the mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Agent, desirable to create and perfect a valid and enforceable lien on the property purported to be covered thereby (subject only to the first priority Liens described in clause (i) of the definition of “Permitted Liens”) or to otherwise protect the rights of the Agent and the Lenders thereunder, (iii) a Title Insurance Policy, (iv) a survey of such real property, certified to the Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Agent, (v) Phase I Environmental Site Assessments with respect to such real property, certified to the Agent by a company reasonably satisfactory to the Agent, (vi) in the case of a leasehold interest, a certified copy of the lease between the landlord and such Person with respect to such real property in which such Person has a leasehold interest, and the certificate of occupancy with respect thereto, (vii) in the case of a leasehold interest, an attornment and nondisturbance agreement between the landlord (and any fee mortgagee) with respect to such real property and the Agent, and (viii) such other documents or instruments (including guarantees and opinions of counsel) as the Agent may reasonably require. The Borrowers shall pay all fees and expenses, including reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 6.01(o).

(p) Fiscal Year. Cause the Fiscal Year of (i) the Parent and its domestic Subsidiaries to end on the last Friday in December of each calendar year and (ii) the German Loan Parties to end on December 31 of each calendar year, in each case, unless the Agent consents to a change in such Fiscal Year (and appropriate related changes to this Agreement).

(q) Key Man Life Insurance. Within 30 days after the Effective Date, obtain and maintain with a responsible insurance company “key man” life insurance with respect to each of A. Clayton Perfall and Terry Niles (or any individual who may replace any of them in the capacity of an officer of the Parent or any of its Subsidiaries) in the respective amounts of at least $5,000,000 and $5,000,000, pursuant to policies reasonably satisfactory to the Agent and with losses payable to the Parent and the Agent as their interests may appear.

(r) Observer Rights. Enable each Lender to designate a non-voting representative to attend and participate in (i) up to one meeting of the management committee of the Parent’s Board of Directors each quarter of the Parent and (ii) all meetings of the Parent’s Board of Directors and any other committee meetings other than those set forth in clause (i) above. The Lenders will retain such rights until the obligations of the Loan Parties to the Lenders are paid in full and the Lenders’ equity ownership in the Parent is reduced to zero. The Loan Parties shall not be required to reimburse any Lender for any out-of-pocket expenses incurred by such Lender or such Lender’s representative in connection with his or her attendance at the Parent’s Board of Directors meetings or any committee meeting. At least one of the Parent’s Board of Directors meetings each year and one of the meetings of the management committee of the Parent’s Board of Directors each quarter will be required to be held in person. The Parent shall (A) give the Lenders notice (including time and location) of all committee meetings and all of the Parent’s Board of Director meetings, at the same time as furnished to the Parent’s Board of Directors, (B) provide to the Lenders’ representatives all notices, documents and information furnished to the invitees and/or attendees of such meetings, whether at or in anticipation of a meeting, an action by written consents or otherwise, at the same time furnished to such invitees and/or attendees, and (C) provide such representative copies of the minutes of all such meetings at the time such minutes are furnished to the invitees and/or attendees of such meetings, including without limitation the Parent’s Board of Directors, in each case even if the Lenders’ representatives do not have the right to attend such meetings.

(s) The Merger; CGW Investment. Cause, no later than the close of business on the Effective Date, (i) the Merger to be consummated in accordance with the Merger Agreement and all applicable law, (ii) a majority of the Board of Directors of the Parent to be designated by CGW, and (iii) CGW to exchange $13,000,000 in principal amount of the Securicor Notes for $10,000,000 in Preferred Series A Stock.

(t) Merger of Certain Subsidiaries. Cause, on the Effective Date, AHL Alpha, Inc., an Illinois corporation, to be merged into Argenbright and AHL Delta, Inc., an Illinois corporation, to be merged into Argenbright Holdings, and promptly thereafter deliver evidence of such mergers to the Agent.

(u) Additional Post-Closing Items. Within (i) 10 Business Days after the Effective Date, deliver to each Lender in form, scope and detail satisfactory to the Agent, on a quarterly basis for a period of at least five years after the Effective Date: (x) projected financial statements (including income statements, balance sheets and statements of cash flows on a consolidated and consolidating basis for the Domestic Loan Parties and the German Loan Parties,) (y) projected usage under the Working Capital Credit Agreement, projected working capital and cash positions and excess cash flow and (z) calculations showing projected Senior Leverage Ratio, Fixed Charge Coverage Ratio and Adjusted Consolidated EBITDA and a comparison of such calculations to the requirements of Section 6.03 and (ii) and 15 days after the Effective Date, deliver a landlord waiver, in form and substance satisfactory to the Agent, with respect to the property at 19850 South Diamond Lake Road, Rogers, MD 55374.

Section 6.02 Negative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor (other than any such financing statement filed for precautionary purposes in connection with a lease or consignment); sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.

(b) Indebtedness. Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c) Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that

(i) any wholly-owned Subsidiary of any Loan Party (other than a Borrower) may be merged or liquidated into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate with another wholly-owned Subsidiary of such Loan Party, and any Loan Party (other than a Borrower) may consolidate or merge with, or liquidate into, any other Loan Party, in each case so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agent at least 30 days’ prior written notice of such merger, consolidation or liquidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation and (E) the surviving Subsidiary, if any, is joined as a Loan Party hereunder and is a party to a Guaranty and a Security Agreement and the Capital Stock of which Subsidiary is the subject of a Pledge Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation;

(ii) any Loan Party and its Subsidiaries may (A) dispose of obsolete or worn-out equipment in the ordinary course of business, (B) sell or otherwise dispose of other property or assets for cash in an aggregate amount not less than the fair market value of such property or assets, provided that (x) the Net Cash Proceeds of such Dispositions in the case of clause (B) above, do not exceed $200,000 in the aggregate in any calendar year and (y) the Net Cash Proceeds of such Dispositions in the case of clauses (A) and (B) above are paid to the Agent for the benefit of the Lenders pursuant to the terms of Section 2.05(c)(iv) to the extent required by such Section 2.05(c)(iv), (C) sell or otherwise dispose of, in a single transaction, all or substantially all of the Capital Stock or assets of the German Subsidiaries of the Parent, provided that (x) the Net Cash Proceeds of such Disposition are not less than $25,500,000, (y) both immediately before and after giving effect to such a Disposition, no Default or Event of Default shall have occurred and be continuing, and (z) the Net Cash Proceeds are paid to the Agent for the benefit of the Lenders pursuant to the terms of Section 2.05(c)(viii) to the extent required by such Section 2.05(c)(viii), (D) sell or otherwise dispose of cash or cash equivalents, (E) convey, sell, lease or sublease, transfer or otherwise dispose of, any of its assets to any Loan Party other than to Parent or to Argenbright Holdings.

(d) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Section 5.01(l).

(e) Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) investments existing on the date hereof, as set forth on Schedule 6.02(e) hereto (including investments existing on the date hereof in the Domestic Loan Parties, the UK Loan Party, and the German Loan Parties), but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) loans and advances (A) between Argenbright and ServiceAdvantage made in the ordinary course of business, (B) from Argenbright to the German Loan Parties made in the ordinary course of business and not exceeding in the aggregate for all Loan Parties and their Subsidiaries at any one time outstanding $1,500,000, and (C) among the German Loan Parties and (iii) Permitted Investments.

(f) Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set forth in subsection (g) of this Section 6.02, and (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed $19,000,000.

(g) Capital Expenditures. Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries for any Fiscal Year (or portion thereof, with respect to the period from August 21, 2003 to the 2003 Fiscal Year end) forth below to exceed the amount set forth below opposite such Fiscal Year:

Fiscal Year Ending	Maximum Capital Expenditures
December, 2003	2,145,000
December, 2004	5,500,000
December, 2005	5,500,000
December, 2006	5,720,000
December, 2007	5,940,000

; provided, that to the extent that the actual Capital Expenditures in any Fiscal Year are less than the maximum Capital Expenditure amount set forth for such Fiscal Year in the preceding table (the difference between the actual Capital Expenditures and the maximum Capital Expenditures allowed in any Fiscal Year, the “Carryforward Amount”), the Loan Parties shall be entitled to apply such Carryforward Amount to the maximum Capital Expenditure amount for the immediately succeeding Fiscal Year.

(h) Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party, now or hereafter outstanding, (iv) return any Capital Stock to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such or (v) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party; provided, however, (A) any Subsidiary of any Loan Party may pay dividends to such Loan Party, provided that, the aggregate amount of dividends payable to the Parent and Argenbright Holdings shall not exceed the amount necessary to pay taxes and customary administrative expenses with respect to any of the Loan Parties, (B) the Parent may pay dividends in the form of common Capital Stock, (C) the Parent may purchase shares of (or stock appreciation rights, restricted stock awards, performance awards, dividend equivalents or other stock-based awards or other similar incentive programs with respect to shares of) equity interests in the Parent or options therefor from officers, directors or employees of any Loan Party upon such individual’s death, termination or retirement in an aggregate amount not to exceed (1) $1,000,000 in any calendar year and (2) $4,000,000 in the aggregate, and the Parent may acquire Capital Stock of the Parent from officers, directors or employees of any Loan Party by set-off against the amount owing by such individual to the Parent under promissory notes executed by such individuals in favor of the Parent and permitted to be outstanding hereunder, (D) the Parent may pay (i) a monthly consulting fee to CGW Southeast IV, L.L.C. (“CGW Consultant”) in an amount not to exceed $20,833 per month in accordance with the terms of the Agreement for Consulting Services, dated as of August 21, 2003, by and between the Parent and the CGW Consultant and (ii) a monthly consulting fee to Frank A. Argenbright, Jr. in an amount not to exceed $20,833 per month in accordance with the Agreement for Consulting Services, dated as of August 21, 2003, by and between the Parent and Frank A. Argenbright, Jr., provided that, in each such case both immediately before and after giving effect to such payment (x) no Default or Event of Default shall have occurred and be continuing and (y) Net Availability shall not be less than $1,000,000, (E) in connection with (x) the Settlement Agreement, dated as of September     , 2001, by and between the Parent and Frank A. Argenbright, Jr. and (y) the Agreement Regarding Termination of Obligation to Terminate Indebtedness, dated as of March 28, 2003, by and between the Parent and Frank A. Argenbright, Jr., the Parent may guarantee up to $10,000,000 of Indebtedness of Frank A. Argenbright, Jr. (the “Argenbright Guaranty”) or, alternatively, pay up to $2,000,000 to terminate its obligation with respect to the Argenbright Guaranty, provided that, no payment shall be made to terminate the obligation of the Parent with respect to the Argenbright Guaranty (1) prior to the date which is 90 days after the Effective Date and (2) unless both immediately before and after giving effect to such payment (AA) no Default or Event of Default shall have occurred and be continuing and (BB) Net Availability is not less than $5,000,000, and (F) the fee payable pursuant to the Agreement for Investment Banking Services, dated as of August 21, 2003, by and between the Parent and CGW Southeast Management L.L.C., provided that, such fee shall (x) only be payable on the Effective Date and (y) be in an aggregate amount not in excess of $1,600,000; provided further that, in each case of clauses (A) and (B) above, at the election of the Agent, which the Agent may and, upon the direction of the Required Lenders, shall make by notice to the Administrative Borrower, no such payment shall be made if an Event of Default shall have occurred and be continuing or would result from the making of any such payment.

(i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party, (iii) transactions permitted by Section 6.02(b), (c), (e) and (h), and (iv) for the transactions disclosed on Schedule 6.02(j).

(k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 6.02(k) shall prohibit or restrict compliance with:

(A) this Agreement and the other Loan Documents;

(B) any agreements in effect on the date of this Agreement and described on Schedule 6.02(k);

(C) any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D) in the case of clause (iv) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or

(E) in the case of clause (iv) any agreement, instrument or other document evidencing a Permitted Lien from restricting on customary terms the transfer of any property or assets subject thereto.

(l) Limitation on Issuance of Capital Stock. Except in the case of the Parent, issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants.

(m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc. (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect, (ii) make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing except for (A) the Obligations, (B) the Working Capital Indebtedness, (C) the German W/C Facility, (D) the Indebtedness of the Parent under the Argenbright Note, provided that such payments are made in accordance with the terms of the Argenbright Subordination Agreement solely by the Parent exercising its right of set-off against the Indebtedness evidenced by the note receivable of the Parent in the amount of $5,000,000 payable by Frank A. Argenbright, Jr. evidencing the loan in the principal amount of $5,000,000 made by the Parent to Frank A. Argenbright, Jr. on the Effective Date, (E) the Indebtedness evidenced by the CGW Loan Documents (x) in an amount of (1) up to $2,500,000 from the proceeds of the initial extension of credit under the German W/C Facility, provided that such payments are made (AA) in accordance with the terms of the CGW Subordination Agreement, (BB) only after not less than $3,000,000 of the principal of the Term Loan A has first been prepaid from the proceeds of the initial extension of credit under the German W/C Facility and (CC) both immediately before and after giving effect to any such payment, no Default or Event of Default shall have occurred and be continuing, plus (2) any amount that a Term Loan Lender elects not to receive from the portion of the Net Cash Proceeds of a Disposition under Section 2.06(c)(ii)(C) that would otherwise be payable to such Term Loan Lender, and (y) from the Net Cash Proceeds of any Disposition permitted by Section 6.02(c)(ii)(C), provided that such payments are made (1) in accordance with the terms of the CGW Subordination Agreement, (2) only after $25,500,000 of the Net Cash Proceeds of any Disposition permitted by Section 6.02(c)(ii)(C) are first applied to prepay the Term Loans in accordance with Section 2.05(c), and (3) if both immediately before and after giving effect to any such payments no Default or Event of Default shall have occurred and be continuing, and (F) the payment of up to $2,000,000 to terminate the Parent’s obligations in connection with the Argenbright Guaranty, provided that, no payment shall be made to terminate the obligation of the Parent with respect to the Argenbright Guaranty (1) prior to the date which is 90 days after the Effective Date and (2) unless both immediately before and after such payment (AA) no Default or Event of Default shall have occurred and be continuing and (BB) Net Availability is not less than $5,000,000, (iii) except as permitted by Section 6.02(c), after giving effect to the Merger, amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN or (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not have a Material Adverse Effect.

(n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of such Act.

(o) Compromise of Accounts Receivable. Compromise or adjust any Account Receivable (or extend the time of payment thereof) or grant any discounts, allowances or credits or permit any of its Subsidiaries to do so other than, provided no Default or Event of Default has occurred and is continuing, in the ordinary course of its business; provided, however, in no event shall any such discount, allowance or credit exceed $500,000 in the aggregate.

(p) Properties. Permit any property to become a fixture with respect to real property or to become an accession with respect to other personal property with respect to which real or personal property the Agent does not have a valid and perfected Lien (subject only to the first priority Liens described in clause (i) of the definition of “Permitted Liens”).

(q) ERISA. (i) Engage in any transaction described in Section 4069 of ERISA; (ii) engage in any prohibited transaction described in Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor and which has a reasonable likelihood of resulting in a Material Adverse Effect; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto and which failure has a reasonable likelihood of resulting in a Material Adverse Effect; or (v) fail to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.

(r) Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

(s) Certain Agreements. Agree to any material amendment or other material change to or material waiver of any of its rights under any Material Contract if any such amendment, charge or waiver could reasonably be expected to have a Material Adverse Effect.

(t) The UK Loan Party. Permit the UK Loan Party to engage in any business or activity other than (i) the maintenance of its corporate existence and compliance with applicable law and (ii) accounting, legal, investor relations, financial or management activities (including the employment of agents, accountants, consultants, bankers, advisors or other professionals) in connection with the foregoing activities). On and after the date hereof, the UK Loan Party will not (i) own or acquire any assets or incur any liabilities, other than (x) liabilities existing on the date hereof (including, without limitation, its obligations under the lease it is a party to on the date hereof), and liabilities imposed by law and liabilities incidental to its existence and permitted business and activities and (y) the asset consisting of the note receivable in favor of the UK Loan Party, which note shall not be amended, extended, or otherwise modified on or after the Effective Date, or (ii) create or suffer to exist any Lien on or security interest in any of its properties, whether now owned or hereafter acquired.

Section 6.03 Financial Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, the Loan Parties shall not, unless the Required Lenders shall otherwise consent in writing:

(a) Senior Leverage Ratio. Permit the Senior Leverage Ratio as of the last day of any period of four (4) consecutive fiscal quarters ending on the last day of a month set forth below to be greater than the ratio set forth below opposite such date:

Month	Maximum Leverage Ratio
December, 2003	3.00: 1.0
March, 2004	3.00: 1.0
June, 2004	2.75: 1.0
September, 2004	2.75: 1.0
December, 2004	2.75: 1.0
March, 2005	2.50: 1.0
June, 2005	2.50: 1.0
September, 2005	2.50: 1.0
December, 2005	2.50: 1.0
March, 2006	2.50: 1.0
June, 2006	2.25: 1.0
September, 2006	2.25: 1.0
December, 2006	2.25: 1.0
March, 2007	2.25: 1.0
June, 2007	2.25: 1.0

Month	Maximum Leverage Ratio
Thereafter	2.00: 1.0

(b) Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio for any period of twelve (12) consecutive months ending on the last day of a month set forth below to be less than the ratio set forth below opposite such date:

Month	Minimum Fixed Charge Coverage Ratio
December, 2003	1.10: 1.0
March, 2004	1.15: 1.0
June, 2004	1.25: 1.0
September, 2004	1.25: 1.0
December, 2004	1.25: 1.0
March, 2005	1.25: 1.0
June, 2005	1.25: 1.0
September, 2005	1.25: 1.0
December, 2005	1.25: 1.0
March, 2006	1.25: 1.0
June, 2006	1.25: 1.0
September, 2006	1.25: 1.0
December, 2006	1.25: 1.0
Thereafter	1.25: 1.0

(c) Minimum Adjusted Consolidated EBITDA. Permit Adjusted Consolidated EBITDA for each period of twelve (12) consecutive months ending on the last day of any month set forth below to be less than the amount set forth below opposite such date:

Month	Minimum Adjusted Consolidated EBITDA
December, 2003	20,834,000
March, 2004	20,517,000
June, 2004	20,992,000
September, 2004	20,921,000
December, 2004	21,018,000
March, 2005	21,373,000
June, 2005	21,852,000
September, 2005	22,587,000
December, 2005	23,253,000
March, 2006	23,563,000
June, 2006	23,982,000
September, 2006	24,624,000
December, 2006	25,207,000
Thereafter	25,546,000

ARTICLE VII

MANAGEMENT, COLLECTION AND STATUS OF ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

Section 7.01 Management of Collateral. (a) The Domestic Loan Parties shall comply with the cash management provisions of the Working Capital Credit Agreement (or any successor or replacement agreement the terms of which are no less favorable to the Borrowers and the Lenders than the Working Capital Credit Agreement entered into on the Effective Date), provided that, if the Working Capital Credit Agreement shall have been terminated and the Domestic Loan Parties shall not have entered into a successor or replacement agreement the terms of which are no less favorable to the Borrowers and the Lenders than the Working Capital Credit Agreement entered into on the Effective Date, then the Domestic Loan Parties shall enter into control agreements, lockbox agreements and other similar agreements in form and substance reasonably satisfactory to Agent.

(b) After the occurrence and during the continuance of an Event of Default, the Agent may send a notice of assignment and/or notice of the Lenders’ security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral, and thereafter the Agent shall have the sole right to collect the Accounts Receivable and/or take possession of the Collateral and the books and records relating thereto, subject to the terms of the Lien Intercreditor Agreement. The Domestic Loan Parties shall not, without prior written consent of the Agent, grant any extension of time of payment of any Account Receivable, compromise or settle any Account Receivable for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon, except, in the absence of a continuing Event of Default, as permitted by Section 6.02(o).

(c) Each Domestic Loan Party hereby appoints the Agent or its designee on behalf of the Agent as the Domestic Loan Parties’ attorney-in-fact with power exercisable during the continuance of an Event of Default to endorse any Domestic Loan Party’s name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Accounts Receivable, to sign any Domestic Loan Party’s name on any invoice or bill of lading relating to any of the Accounts Receivable, drafts against Account Debtors with respect to Accounts Receivable, assignments and verifications of Accounts Receivable and notices to Account Debtors with respect to Accounts Receivable, to send verification of Accounts Receivable, and to notify the Postal Service authorities to change the address for delivery of mail addressed to any Domestic Loan Party to such address as the Agent may designate and to do all other acts and things necessary to carry out this Agreement, subject to the terms of the Lien Intercreditor Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans and other Obligations under the Loan Documents are paid in full and all of the Loan Documents are terminated.

(d) Nothing herein contained shall be construed to constitute the Agent as agent of any Loan Party for any purpose whatsoever, and the Agent shall not be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof (other than from acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agent shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment of any of the Accounts Receivable or any instrument received in payment thereof or for any damage resulting therefrom (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agent, by anything herein or in any assignment or otherwise, does not assume any of the obligations under any contract or agreement assigned to the Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

(e) If any Account Receivable includes a charge for any tax payable to any Governmental Authority, the Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Domestic Loan Parties’ account and to charge the Domestic Loan Parties therefor. The Domestic Loan Parties shall notify the Agent if any Account Receivable includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agent shall have the right to retain the full proceeds of such Account Receivable and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Account Receivable.

(f) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agent and the Lenders herein provided, and the obligations of the Domestic Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

Section 7.02 Accounts Receivable Documentation. Subject to the terms of the Lien Intercreditor Agreement, the Loan Parties will at such intervals as the Agent may require, execute and deliver confirmatory written assignments of the Accounts Receivable to the Agent and furnish such further schedules and/or information as the Agent may require relating to the Accounts Receivable, including, without limitation, sales invoices or the equivalent, credit memos issued, remittance advices, reports and copies of deposit slips and copies of original shipping or delivery receipts for all merchandise sold. In addition, the Loan Parties shall notify the Agent of any non-compliance in respect of the representations, warranties and covenants contained in Section 7.03. The items to be provided under this Section 7.02 are to be in form reasonably satisfactory to the Agent and are to be executed and delivered to the Agent from time to time solely for its convenience in maintaining records of the Collateral. The Loan Parties’ failure to give any of such items to the Agent shall not affect, terminate, modify or otherwise limit the Agent’s Lien on the Collateral. The Loan Parties shall not re-date any invoice or sale or make sales on extended dating beyond that customary in the Loan Parties’ industry, and shall not re-bill any Accounts Receivable without promptly disclosing the same to the Agent and providing the Agent with a copy of such re-billing, identifying the same as such. If the Loan Parties become aware of anything materially detrimental to any of the Loan Parties’ customers’ credit, and such customer is the Account Debtor on Accounts Receivable with an aggregate invoice amount in excess of $100,000 ore more, the Loan Parties will promptly advise the Agent thereof.

Section 7.03 Status of Accounts Receivable and Other Collateral. With respect to Collateral of any Domestic Loan Party at the time the Collateral becomes subject to the Agent’s Lien, each Domestic Loan Party covenants, represents and warrants: (a) such Domestic Loan Party shall be the sole owner, free and clear of all Liens (except for Permitted Liens), and shall be fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said Collateral; (b) to the knowledge of the Borrowers, each Account Receivable with an invoice amount in excess of $100,000 shall be a good and valid account representing an undisputed bona fide indebtedness incurred or an amount indisputably owed by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an absolute sale and delivery upon the specified terms of services rendered by such Domestic Loan Party; (c) no Account Receivable with an invoice amount in excess of $100,000 shall be subject to any defense, offset, counterclaim, discount or allowance except as may be stated in the invoice relating thereto, discounts and allowances as may be customary in such Domestic Loan Party’s business and as otherwise disclosed to the Agent, and each Account Receivable will be paid when due; (d) none of the transactions underlying or giving rise to any Account Receivable with an invoice amount in excess of $100,000 shall violate any applicable state or federal laws or regulations, and all documents relating thereto shall be legally sufficient under such laws or regulations and shall be legally enforceable in accordance with their terms; (e) no agreement under which any deduction or offset of any kind, other than normal trade discounts, may be granted or shall have been made by such Domestic Loan Party at or before the time such Account Receivable with an invoice amount in excess of $100,000 is created; (f) all agreements, instruments and other documents relating to any Account Receivable shall be true and correct and in all material respects what they purport to be; (g) all signatures and endorsements that appear on all material agreements, instruments and other documents relating to any Account Receivable shall be genuine and all signatories and endorsers shall have full capacity to contract; (h) such Domestic Loan Party shall maintain books and records pertaining to said Collateral in such detail, form and scope as the Agent shall reasonably require; (i) such Domestic Loan Party shall immediately notify the Agent if any Account Receivable arises out of contracts with any Governmental Authority with an invoice amount in excess of $100,000, and will execute any instruments and take any steps required by the Agent in order that all monies due or to become due under any such contract shall be assigned to the Agent and notice thereof given to such Governmental Authority under the Federal Assignment of Claims Act or any similar state or local law; (j) such Domestic Loan Party will, immediately upon learning thereof, report to the Agent any material loss or destruction of, or substantial damage to, any of the Collateral with a value in excess of $100,000, and any other matters affecting the value, enforceability or collectibility of any of the Collateral; (k) if any amount payable under or in connection with any Account Receivable with an invoice amount in excess of $100,000 is evidenced by a promissory note or other instrument, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to the Agent for the benefit of the Lenders as additional Collateral; (l) such Domestic Loan Party shall not re-date any invoice or sale or make sales on extended dating beyond that which is customary in the ordinary course of its business and in the industry; and (m) such Domestic Loan Party is not and shall not be entitled to pledge the Agent’s or any Lender’s credit on any purchases or for any purpose whatsoever.

Section 7.04 Collateral Custodian. Upon the occurrence and during the continuance of any Default or Event of Default, the Agent may at any time and from time to time employ and maintain on the premises of any Domestic Loan Party a custodian selected by the Agent who shall have full authority to do all acts necessary to protect the Agent’s and the Lenders’ interests, subject to the terms of the Lien Intercreditor Agreement. Each Domestic Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Agent may reasonably request to preserve the Collateral. All costs and expenses incurred by the Agent by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default. If any of the following Events of Default shall occur and be continuing:

(a) any Borrower shall fail to pay (i) any principal of any Loan, any Agent Advance or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or (ii) any interest on any Loan, any Agent Advance or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and, solely with respect to this clause (ii), such failure shall remain unremedied for three (3) days after the date such interest is due;

(b) any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to the Agent or any Lender pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

(c) any Loan Party shall fail to perform or comply with any covenant or agreement contained in ARTICLE VI or ARTICLE VII, or any Loan Party shall fail to perform or comply with any covenant or agreement contained in Section 5 of the Security Agreement to which it is a party, Section 6 of the Pledge Agreement to which it is a party or any mortgage to which it is a party;

(d) any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 8.01, such failure, if capable of being remedied, shall remain unremedied for 15 days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by the Agent to such Loan Party;

(e) any Loan Party shall fail to pay any principal of or interest on any of its Indebtedness (excluding Indebtedness evidenced by this Agreement) in excess of $100,000, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f) any Loan Party (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g) any proceeding shall be instituted against any Loan Party seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 30 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h) with respect to the German Loan Parties, (i) the cessation of any payments by a German Loan Party (Zahlungseinstellung), (ii) a German Subsidiary is unable to pay its debts as they fall due (Zahlungsunfähigkeit), (iii) a German Subsidiary commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness of or makes a general assignment for the benefit of or a composition with its creditors, (iv) for any of the reasons set out in Sections 17-19 of the German Insolvency Code (Insolvenzordnung) a German Subsidiary files for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) or the board of directors of a German Subsidiary is required by law to file for insolvency or the competent court takes any of the actions set out in Section 21 of the German Insolvency Code (Insolvenzordnung) or the competent court institutes insolvency proceedings against any German Subsidiary (Eröffnung des Insolvenzverfahrens), or the appointment of a preliminary insolvency administrator occurs (vorläufiger Insolvenzverwalter) or (v) there is an appointment of an insolvency administrator (Insolvenzverwalter) or any similar kind of receiver over any of the assets of any German Subsidiary;

(i) any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(j) any Security Agreement, any Pledge Agreement, any German Security Document, any mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Agent for the benefit of the Lenders on any Collateral purported to be covered thereby other than with respect to Collateral with an aggregate value exceeding $100,000;

(k) one or more judgments or orders for the payment of money exceeding $100,000 in the aggregate shall be rendered against any Loan Party and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order, or (ii) there shall be a period of 10 consecutive days after entry thereof during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not give rise to an Event of Default under this subsection (k) if and for so long as (A) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment or order;

(l) any Loan Party is enjoined, restrained or in any way prevented by the order of any court or any Governmental Authority from conducting all or any material part of its business for more than fifteen (15) days;

(m) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

(n) any cessation of a substantial part of the business of any Loan Party for a period which materially and adversely affects the ability of such Person to continue its business on a profitable basis;

(o) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

(p) the indictment, or the threatened indictment of any Loan Party under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

(q) any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by the Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) such

Termination Event has a reasonable likelihood of resulting in liability of any Loan Party in excess of $100,000; or any event occurs or fails to occur with respect to an Employee Plan or a Multiemployer Plan sponsored, maintained or contributed to by an ERISA Affiliate of a Loan Party that is reasonably likely to result in liability of any Loan Party in excess of $100,000

(r) any Loan Party shall be liable for any Environmental Liabilities and Costs the payment of which could reasonably be expected to have a Material Adverse Effect;

(s) a Change of Control shall have occurred;

(t) the occurrence of any “Event of Default” under and as defined in the Working Capital Credit Agreement; or

(u) an event or development occurs which could reasonably be expected to have a Material Adverse Effect;

then, and in any such event, the Agent may, and shall at the request of the Required Lenders, by notice to the Administrative Borrower, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 8.01, without any notice to any Loan Party or any other Person or any act by the Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

ARTICLE IX

AGENT

Section 9.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Agent to perform the duties of the Agent as set forth in this Agreement including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to the Agent, and, subject to Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by the Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agent shall not have any liability to the Lenders for the Agent’s inadvertent failure to distribute any such notices or agreements to the Lenders; (iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters; (iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Agent Advances, for the Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by the Agent of the rights and remedies specifically authorized to be exercised by the Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 9.03 of this Agreement, to take such action as the Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to the Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans; provided, however, that the Agent shall not be required to take any action which, in the reasonable opinion of the Agent, exposes the Agent to liability or which is contrary to this Agreement or any other Loan Document or applicable law.

Section 9.02 Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, the Agent shall provide to such Lender any documents or reports delivered to the Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If the Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, the Agent shall send notice thereof to each Lender. The Agent shall promptly notify each Lender any time that the Required Lenders have instructed the Agent to act or refrain from acting pursuant hereto.

Section 9.03 Rights, Exculpation, Etc. The Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agent (i) may treat the payee of any Loan as the owner thereof until the Agent receives written notice of the assignment or transfer thereof, pursuant to Section 11.07 hereof, signed by such payee and in form satisfactory to the Agent; (ii) may consult with legal counsel (including, without limitation, counsel to the Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agent shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 3.04, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

Section 9.04 Reliance. The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

Section 9.05 Indemnification. To the extent that the Agent is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify the Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 9.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from the Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 9.05 shall survive the payment in full of the Loans and the termination of this Agreement.

Section 9.06 Agent Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms “Lenders” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender or one of the Required Lenders. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as the Agent pursuant hereto without any duty to account to the other Lenders.

Section 9.07 Successor Agent. (a) The Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least thirty (30) Business Days’ prior written notice to the Administrative Borrower and each Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Agent, and the Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After the Agent’s resignation hereunder as the Agent, the provisions of this ARTICLE IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement and the other Loan Documents.

(c) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the Agent shall then appoint a successor Agent who shall serve as the Agent until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

Section 9.08 Collateral Matters.

(a) The Agent may from time to time make such disbursements and advances (“Agent Advances”) which the Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 11.04. The Agent Advances shall be repayable on demand and be secured by the Collateral. The Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 3.02. The Agent shall notify each Lender and the Administrative Borrower in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 9.05, each Lender agrees that it shall make available to the Agent, upon the Agent’s demand, in Dollars in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Agent Advance. If such funds are not made available to the Agent by such Lender, the Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.

(b) The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans and all other Obligations which have matured and which the Agent has been notified in writing are then due and payable; or constituting property being sold or disposed of in the ordinary course of any Loan Party’s business and in compliance with the terms of this Agreement and the other Loan Documents; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 9.08(b).

(c) Without in any manner limiting the Agent’s authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 9.08(b)), each Lender agrees to confirm in writing, upon request by the Agent, the authority to release Collateral conferred upon the Agent under Section 9.08(b). Upon receipt by the Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders upon such Collateral; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

(d) The Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent in this Section 9.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent’s own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

(e) Notwithstanding anything to the contrary contained herein, (i) each Lender that is party to this Agreement appoints (and each Lender that becomes party to this Agreement shall appoint, by its execution of an Assignment and Acceptance) the Agent as trustee (Treuhaender), agent and administrator for the purpose of holding on trust (Treuhand) and accepting, administering and enforcing the German Security for and on behalf of the Lenders, (ii) the Agent accepts its appointment as a trustee (Treuhaender), agent and administrator of the German Security on the terms and subject to the conditions set out in this Agreement, and (iii) the Lenders agree that, in relation to the German Security, no Lender shall exercise any independent power to enforce any German Security or take any other action in relation to the enforcement of the German Security, or make or receive any declarations in relation thereto. Furthermore, the Agent shall (A) hold and administer any German Security which is security assigned or otherwise transferred (Sicherungsubereignung/ Sicherungsabtretung) under German law under a non-accessory security right (nicht akzessorische Sicherheit) to it as a trustee (Treuhaender) for the benefit of the Lenders, and (B) administer any German Security which is pledged under German law (Verpfaendung) or otherwise transferred in accordance with German law to any of the Lenders under an accessory security right (akzessorische Sicherheit). Each Lender hereby authorizes the Agent to accept, as its representative (Stellvertreter), any German Security created in favor of such Lender. Furthermore, each Lender hereby authorizes (bevollmaechtigt) the Agent (with the right of sub-delegation) to enter into any documents evidencing German Security and to make and accept all declarations and take all actions as it considers necessary or useful in connection with any German Security on behalf of such Lender. The Agent shall further be entitled to rescind, amend and/or execute new and different documents securing the German Security and to release the German Security in accordance with the German Security Documents. The Agent is released from the restrictions arising under section 181 of the German Civil Code (Buergerliches Gesetzbuch) (restrictions on self-dealing). As used in this paragraph, “German Security” means the assets the subject of a security document which is governed by German law.

Section 9.09 Agency for Perfection. Each Lender hereby appoints the Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agent and the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or in accordance with the Agent’s instructions. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

ARTICLE X

[INTENTIONALLY OMITTED]

ARTICLE XI

MISCELLANEOUS

Section 11.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

AHL Services, Inc.

1000 Wilson Boulevard, Suite 910

Arlington, Virginia 22209

Attention: Chief Financial Officer

Telephone: 703-528-9688

Telecopier: 703-528-1992

with a copy to:

CGW Southeast Partners IV, L.P.

Twelve Piedmont Center

Suite 210

Atlanta, Georgia 30305

Attention: Michael Long and Kevin McCarthy

Telephone: 404-816-3255

Telecopier: 404-226-6680

with a copy to:

Alston & Bird LLP

1201 W. Peachtree Street, NE

1 Atlantic Center

Atlanta, Georgia 30309

Attention: Rick Blumen, Esq.

Telephone: 404-881-7895

Telecopier: 404-881-4777

if to the Agent prior to September 2, 2003, to it at the following address:

Ableco Finance LLC

450 Park Avenue, 28th Floor

New York, New York 10022

Attention: Eric Miller

Telephone: 212-891-1549

Telecopier: 212-758-5305

if to the Agent on and after September 2, 2003, to it at the following address:

Ableco Finance LLC

299 Park Avenue, 23rd Floor

New York, New York 10171

Attention: Eric Miller

Telephone: 212-891-1549

Telecopier: to be determined

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Attention: Frederic Ragucci, Esq.

Telephone: 212-756-2000

Telecopier: 212-593-5955

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 11.01. All such notices and other communications shall be effective, (i) if mailed, when received or three days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to the Agent pursuant to ARTICLE II shall not be effective until received by the Agent.

Section 11.02 Amendments, Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) increase the Total Commitment without the written consent of each Lender, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder, (iv) amend the definition of “Required

Lenders” or “Pro Rata Share”, (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Agent for the benefit of the Lenders, or release any Borrower or any Guarantor, (vi) amend, modify or waive Section 3.04 or this Section 11.02 of this Agreement, or (vii) amend the definition of “Term Loan A Amount”, in each case, without the written consent of each Lender. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

Section 11.03 No Waiver; Remedies, Etc. No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agent and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agent and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agent and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 11.04 Expenses; Taxes; Attorneys’ Fees. Subject to the terms of Section 3.01 with respect to visits, audits, inspections, valuations and field examinations if no Default or Event of Default shall have occurred and be continuing and to Section 6.01(r) with respect to Lender expenses in connection with the exercise of its observer rights under such Section, the Borrowers will pay on demand, all costs and expenses incurred by or on behalf of the Agent and the Golub Entities (and, in the case of clauses (b) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, charges and expenses of counsel for the Agent and the Golub Entities (and, in the case of clauses (b) through (m) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 6.01(b) or the review of any of the agreements, instruments and documents referred to in Section 6.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against the Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agent’s or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by the Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien; or (m) the receipt by the Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document: (x) the Borrowers agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrowers agree to save the Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrowers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, the Agent may itself perform or cause performance of such covenant or agreement, and the expenses of the Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers; provided, however, that the costs and expenses incurred by any Golub Entity hereunder shall only be payable with respect to those costs and expenses incurred during the period, if any, that such Golub Entity is a Lender hereunder. For the purposes of this Section, “Golub Entities” means Golub Associates Incorporated, LEG Partners Debenture SBIC, L.P., LEG Partners III SBIC, L.P., 555 Madison Capital, LLC, 555 Madison Capital II, LLC, LEG Co-Investors, LLC, Whitehall Capital Investors, LLC and their successors and assigns.

Section 11.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not the Agent or such Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. The Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by the Agent or such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent and the Lenders under this Section 11.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agent and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

Section 11.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.07 Assignments and Participations. (a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and the Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b) Each Lender and each Borrower acknowledges and agrees that each Lender may, with the written consent of the Agent, assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided, however, that (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Commitment) (except such minimum amount shall not apply to an assignment by a Lender to an Affiliate of such Lender or a fund or account managed by such Lender or an Affiliate of such Lender), (ii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Agent a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to an Affiliate of such Lender or a fund or account managed by such Lender or an Affiliate of such Lender) and (iii) no written consent of the Agent shall be required in connection with any assignment by a Lender to an Affiliate of such Lender or a fund or account managed by such Lender or an Affiliate of such Lender. The Borrowers and the Agent may continue to deal solely and directly with an assigning Lender in connection with the interest so assigned until such Lender and its assignee shall have executed and delivered to the Administrative Borrower and the Agent, and the Agent shall have accepted, an Assignment and Acceptance. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the delivery thereof to the Agent (or such shorter period as shall be agreed to by the Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(i) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (A) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (B) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (C) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (D) such assignee will, independently and without reliance upon the assigning Lender, the Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (E) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (F) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(ii) The Borrowers authorize the Agent, and the Agent agrees, to maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans (the “Registered Loans”) owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Administrative Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(iii) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any promissory notes subject to such assignment, the Agent shall, if the Agent consents to such assignment and if such Assignment and Acceptance has been completed (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

(iv) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agent shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

(v) In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(vi) Any foreign Person who purchases or is assigned or participates in any portion of such Registered Loan shall provide the Agent and the Lender with a completed Internal Revenue Service Form W-8BEN (Certificate of Foreign Status) or a substantially similar form for such purchaser, participant or any other affiliate who is a holder of beneficial interests in the Registered Loan.

(c) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 9.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.08 and Section 3.05 of this Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

Section 11.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 11.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 11.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE ADMINISTRATIVE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN Section 11.01 AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

Section 11.11 WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, THE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY

RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 11.12 Consent by the Agent and Lenders. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of the Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which the Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by the Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 11.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 11.14 Reinstatement; Certain Payments. If any claim is ever made upon the Agent or any Lender for repayment or recovery of any amount or amounts received by the Agent or such Lender in payment or on account of any of the Obligations, the Agent or such Lender shall give prompt notice of such claim to each other Lender and the Administrative Borrower, and if the Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by the Agent or such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to the Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Agent or such Lender.

Section 11.15 Indemnification.

(a) In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless the Agent and each Lender and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) the Agent’s or any Lender’s furnishing of funds to the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter (i) resulting primarily from the gross negligence or willful misconduct of such Indemnitee, as finally determined in a non-appealable decision of a court of competent jurisdiction and (ii) arising from any actions or proceedings commenced by any Loan Party if there is a final judgment of a court of competent jurisdiction in such action or proceeding in favor of such Loan Party determining that such Indemnitee acted with gross negligence or willful misconduct. .

(b) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 11.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The indemnities set forth in this Section 11.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

Section 11.16 The Parent as Agent for Borrowers . Each Borrower hereby irrevocably appoints the Parent as the borrowing agent and attorney-in-fact for the Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until the Agent shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Agent and receive from the Agent all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agent nor the Lenders shall incur liability to the Borrowers as a result hereof. Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Agent and the Lenders to do so, and in consideration thereof, each of the Borrowers hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by any of the Borrowers or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of the Borrowers as herein provided, (b) the Agent and the Lenders relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Agent or any Lender hereunder or under the other Loan Documents.]

Section 11.17 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to the Fee Letter, shall at all times be ascertained from the records of the Agent, which shall be conclusive and binding absent manifest error.

Section 11.18 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, the Agent and each Lender and when the conditions precedent set forth in Section 4.01 hereof have been satisfied or waived in writing by the Agent, and thereafter shall be binding upon and inure to the benefit of each Loan Party, the Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 11.07 hereof.

Section 11.19 Interest. It is the intention of the parties hereto that the Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to the Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to the Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to the Agent or any Lender that is contracted for, taken, reserved, charged or received by the Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by the Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Agent or such Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by the Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Agent or such Lender to the Borrowers). All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at an time and from time to time (x) the amount of interest payable to the Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to the Agent or such Lender pursuant to this Section 11.19 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Agent or such Lender would be less than the amount of interest payable to the Agent or such Lender computed at the Highest Lawful Rate applicable to the Agent or such Lender, then the amount of interest payable to the Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to the Agent or such Lender until the total amount of interest payable to the Agent or such Lender shall equal the total amount of interest which would have been payable to the Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 11.19.

For purposes of this Section 11.19, the term “applicable law” shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agent and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

Section 11.20 Confidentiality. The Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Agent or any Lender, (iii) to examiners, auditors, accountants or Securitization Parties, (iv) in connection with any litigation to which the Agent or any Lender is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 11.20. The Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that the each Loan Party acknowledges that the Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that the Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.

Section 11.21 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

Section 11.22 Lien Intercreditor Agreement. EACH LENDER HEREBY GRANTS TO THE AGENT ALL REQUISITE AUTHORITY TO ENTER INTO OR OTHERWISE BECOME BOUND BY THE LIEN INTERCREDITOR AGREEMENT AND TO BIND THE LENDERS THERETO BY THE AGENT’S ENTERING INTO OR OTHERWISE BECOMING BOUND THEREBY, AND NO FURTHER CONSENT OR APPROVAL ON THE PART OF THE LENDERS IS OR WILL BE REQUIRED IN CONNECTION WITH THE PERFORMANCE OF THE LIEN INTERCREDITOR AGREEMENT.

ARTICLE XII

ISSUANCE OF EQUITY INTERESTS TO THE WARRANT HOLDER

Section 12.01 Authorization and Issuance of Warrants. On the Effective Date, the Parent shall issue to the Warrant Holder one or more warrant certificates substantially in the form of Exhibit I hereto (such certificates, together with the rights to purchase shares of Capital Stock of the Parent provided thereby and all warrant certificates covering such stock issued upon transfer, division or combination of, or in substitution for, any thereof, being herein called the “Warrants”) to purchase (a) 30,977 shares of Common Stock of the Parent, subject to certain anti-dilution provisions set forth therein (the “Common Stock Warrants”), (b) 526,316 shares of Preferred Series A Stock of the Parent, subject to certain anti-dilution provisions set forth therein (the “Preferred Series A Warrants”), and (c) 2,687,328 shares of Preferred Series B Stock of the Parent, subject to certain anti-dilution provisions set forth therein (the “Preferred Series B Warrants”, and together with the Preferred Series A Warrants, the “Preferred Warrants”). Such Warrants will have an exercise price equal to (i) in the case of the Common Stock Warrants and the Preferred Series B Warrants, $.01 per share (provided that the relevant exercise price shall not in any event be less than the par value of such shares of Common Stock or Preferred Series B, as the case may be) and (ii) in the case of the Preferred Series A Warrants, $0.30 per share (provided that the exercise price shall not in any event be less than the par value of such shares of Preferred Series A), and in each case will be exercisable until the date that is the tenth anniversary of the Effective Date. The holders of the Preferred Warrants, will be entitled to receive all dividends paid or accrued in respect of the Preferred Series A Stock and the Preferred Series B Stock, respectively, on an “as-exercised” basis.

Section 12.02 Securities Act Matters.

(a) As of the Effective Date, Ableco represents and warrants to the Parent that:

(i) the Warrant Holder is acquiring the Warrants hereunder for its own account, without a view to the distribution thereof, all without prejudice, however, to the right of the Warrant Holder at any time, in accordance with this Agreement, lawfully to sell or otherwise to dispose of all or any part of the Warrants or Warrant Stock held by it.

(ii) the Warrant Holder is an “accredited investor” within the meaning of Regulation D under the Securities Act.

(b) The Parent represents and warrants to Ableco and the Warrant Holder that:

(i) Assuming the truth and accuracy of Ableco’s representations and warranties contained in the immediately preceding paragraphs, the issuance of the Warrants to the Warrant Holder hereunder and the issuance of shares of Common Stock to the Warrant Holder pursuant to the Warrants are exempt from the registration and prospectus delivery requirements of the Securities Act.

(ii) All stock and securities of the Parent heretofore issued and sold by the Parent were, and all securities of the Parent issued and sold by the Parent on and after the date hereof are or will be issued and sold in accordance with, or are or will be exempt from, the registration and prospectus delivery requirements of the Securities Act.

(c) The Parent agrees that neither it nor any Person acting on its behalf has offered or will offer the Warrants or Warrant Stock or any part thereof or any similar securities for issue or sale to, or has solicited or will solicit any offer to acquire any of the same from, any Person so as to bring the issuance and sale of the Warrants or Warrant Stock hereunder within the provisions of the registration and prospectus delivery requirements of the Securities Act.

Section 12.03 Certain Taxes. The Parent shall pay all taxes (other than Federal, state or local income taxes) which may be payable in connection with the execution and delivery of this Agreement or the issuance of the Warrants or Warrant Stock hereunder or in connection with any modification of this Agreement or the Warrants and shall hold Ableco and the Warrant Holder harmless without limitation as to time against any and all liabilities with respect to all such taxes. The obligations of the Parent under this Section 12.03 shall survive any redemption, repurchase or acquisition of Warrants or Warrant Stock by the Parent, any termination of this Agreement, and any cancellation or termination of the Warrants. The parties hereto agree that for income tax purposes, the purchase price to be attributed to the Common Stock Warrants and the Preferred Series B Warrants issued to the Warrant Holder hereunder on the date hereof is $1,048,057.92.

Section 12.04 Cancellation and Issuance. If Ableco assigns or otherwise transfers all or any of its Loans (including by selling participations therein) to any Person,

Ableco may request (upon 10 days’ prior notice to the Parent) that (a) a number of Warrants held by the Warrant Holder be canceled on the date of such assignment and transfer and (b) a like number of Warrants be issued by the Parent to the Person to whom such Loans are being assigned or otherwise transferred. Upon the date specified in such request:

(i) the Parent shall issue, and the Warrant Holder shall surrender (or cause to be surrendered) for cancellation, such number of Warrants as aforesaid, provided that such issuance shall not violate the Securities Act or any applicable state securities laws;

(ii) the Parent will deliver to each Person that receives a certificate for Warrants a favorable legal opinion from counsel to the Parent acceptable to such Person, covering the matters set forth in the opinion of counsel to the Parent and its Subsidiaries attached as Exhibit F hereto (to the extent relating to the Warrants);

(iii) each Person that receives Warrants will deliver a certificate to the Parent affirming the representations and warranties contained in Section 12.02(a) hereof as of such date and agreeing to be bound by the terms and conditions of such Warrant; and

(iv) the Parent will deliver a certificate to each Person that receives Warrants affirming the representations and warranties contained in Section 12.02(b) hereof as of such date.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWERS:

AHL SERVICES, INC.

By:	/s/ A. Clayton Perfall
Name: A. Clayton Perfall
Title: President and Chief Executive Officer

ARGENBRIGHT, INC.

By:	/s/ A. Clayton Perfall
Name: A. Clayton Perfall
Title: President

ARGENBRIGHT HOLDINGS LIMITED

By:	/s/ A. Clayton Perfall
Name: A. Clayton Perfall
Title: President and Chief Executive Officer

SERVICEADVANTAGE CORPORATION

By:	/s/ A. Clayton Perfall
Name: A. Clayton Perfall
Title: President and Chief Executive Officer

GUARANTORS:

ADI ALPHA HOLDING GMBH

By:	/s/ John Rollo
Name: John Rollo
Title: Managing Director

TUJA ZEITARBEIT GMBH & CO. KG

By:	/s/ John Rollo
Name: John Rollo
Title: Managing Director

TUJA ZEITARBEIT GMBH (to be renamed TUJA Zeitarbeit Ingolstadt GmbH)

By:	/s/ John Rollo
Name: John Rollo
Title: Managing Director

TUJA MANAGEMENT GMBH

By:	/s/ John Rollo
Name: John Rollo
Title: Managing Director

TUJA SERVICE GMBH

By:	/s/ John Rollo
Name: John Rollo
Title: Managing Director

BÄUMER PERSONALBERATUNG GMBH

By:	/s/ John Rollo
Name: John Rollo
Title: Managing Director

AGENT AND LENDER:

ABLECO FINANCE LLC

By:	/s/ Kevin P. Genda
Name: Kevin P. Genda
Title: Senior Vice President

LENDERS:

LEG PARTNERS III SBIC, L.P.

By: Golub PS-GP, LLC, its general partner

By:	/s/ Gregory W. Cashman
Name: Gregory W. Cashman
Title: Vice President

LEG PARTNERS DEBENTURE SBIC, L.P.

By: Golub Debenture GP, LLC, its general partner

By:	/s/ Gregory W. Cashman
Name: Gregory W. Cashman
Title: Vice President

555 MADISON INVESTORS II, LLC

By:	/s/ Gregory W. Cashman
Name: Gregory W. Cashman
Title: Manager

LEG CO-INVESTORS, LLC

By:	/s/ Gregory W. Cashman
Name: Gregory W. Cashman
Title: Authorized Signatory